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SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to § 240.14a-11(c) or § 240.14a-12
METRON TECHNOLOGY N.V.
(Name of Registrant as Specified In Its Charter)

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METRON TECHNOLOGY N.V.
1350 Old Bayshore Highway
Suite 210
Burlingame, CA 94010
USA

NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS

TO BE HELD ON NOVEMBER 26, 2002

TO THE SHAREHOLDERS OF METRON TECHNOLOGY N.V.:

        NOTICE IS HEREBY GIVEN that the Annual General Meeting of Shareholders (the "Annual Meeting") of Metron Technology N.V., a corporation organized under the laws of The Netherlands (the "Company"), will be held on Tuesday, November 26, 2002 at 5:30 p.m. local time at the offices of Nauta Dutilh, Prinses Irenestraat 59, 1077 WV Amsterdam, The Netherlands for the following purposes:

  1)
  To elect supervisory directors to hold office until the next Annual General Meeting of Shareholders and until their successors are elected;
  2)
  To elect managing directors to serve until suspended or dismissed by the shareholders or by the Supervisory Board;
  3)
  To approve the Company's Amended and Restated Employee Stock Option Plan, as amended, to increase the aggregate number of Common Shares authorized for issuance under such plan by 1,000,000 shares;
  4)
  To approve the Company's Amended and Restated Employee Stock Option Plan, as amended, to limit the periods during which stock options may be granted under the plan and to restrict certain sales of the Company's common shares in or from within The Netherlands;
  5)
  To approve the amendment to the Option Plan to provide for grants of restricted share awards;
  6)
  To approve the adoption of the Annual Accounts ("jaarrekening") of the Company for the fiscal year ended May 31, 2002;
  7)
  To ratify the selection of (a) PricewaterhouseCoopers N.V. as statutory auditors of the Annual Accounts ("jaarrekening") of the Company for the fiscal year ending May 31, 2003 and (b) PricewaterhouseCoopers LLP as independent accountants of the Company for its fiscal year ending May 31, 2003;
  8)
  To approve the preparation of the Company's Annual Report for the fiscal year ended May 31, 2002 in the English language;
  9)
  To authorize the Managing Board, on behalf of the Company, for a period of eighteen months after the date of the Annual Meeting, to repurchase outstanding common shares of the Company from time to time at a price per share not to exceed 130% of the closing price of the Company's common shares as quoted on the NASDAQ National Market System (or other comparable exchange) for the day prior to the date of the repurchase (the "stock market price") or to be less than 70% of their stock market price, provided that (i) for the purposes of repurchases at cost by the Company from current or former employees of or consultants to the Company pursuant to repurchase rights exercisable by the Company upon the termination of such employment or consulting relationship, the foregoing limitation on the price per share payable by the Company will not apply, and the price per share payable by the Company in such repurchases at cost will be the repurchase price specified in the Option Plan or in the agreements governing the original grant or sale (as the case may be) of the shares to be repurchased to the current or former employee of or consultant to the Company, (ii) the number of common shares of the Company so repurchased, when combined with all common shares of the Company held by the Company or its subsidiaries, does not exceed ten percent (10%) of the number of issued common shares of the Company and (iii) the repurchase is in compliance with the other statutory limitations pursuant to Article 9 of the Company's articles of association and the relevant provisions under Dutch law;

  10)
  To approve the transfer to the Company by FSI of 1,154,492 of the Company's common shares;
  11)
  To ratify the prior transfer to the Company by Entegris of 1,125,000 of the Company's common shares and the actions of the Managing Board taken in connection with such transfer; and
  12)
  To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

        The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

        Copies of the Annual Accounts, the Annual Report and the list of nominees for the Supervisory Board are open for inspection at the principal executive offices of the Company, located at 1350 Old Bayshore Highway, Suite 210, Burlingame, CA 94010, USA, and the Company's principal office in The Netherlands, located at Kabelstraat 36, NL-1322 AD Almere, by registered shareholders and other persons entitled to attend meetings of shareholders of the Company. Such copies will be open for inspection from the date hereof until the close of the Annual Meeting.

        Under the laws of The Netherlands, one is entitled to attend and address the Annual Meeting if, on the date on which the Annual Meeting is held, one is an actual shareholder of the Company, and to vote thereat according to the number of shares of the Company which one holds on such date. Accordingly, if prior to the meeting you decide to grant a proxy in order to be represented at the meeting and, after you have granted your proxy you transfer some or all the shares of the Company you held at that time, your proxy will be deemed to represent the number of shares of the Company you held on the date you granted the proxy minus any shares of the Company you subsequently transferred plus any shares of the Company you acquired since such date. On the date of and prior to the commencement of the Annual Meeting, the Company will verify who is a shareholder of the Company.

By Order of the Board of Supervisory Directors

Joel A. Elftmann Supervisory Director
Burlingame, California November 1, 2002

        ALL SHAREHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING. A RETURN ENVELOPE (WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES) IS ENCLOSED FOR THAT PURPOSE. EVEN IF YOU HAVE GIVEN YOUR PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME.

METRON TECHNOLOGY N.V.
1350 Old Bayshore Highway
Suite 210
Burlingame, CA 94010
USA

PROXY STATEMENT
FOR ANNUAL GENERAL MEETING OF SHAREHOLDERS

November 26, 2002

INFORMATION CONCERNING SOLICITATION AND VOTING

GENERAL

        The enclosed proxy is solicited on behalf of the Board of Supervisory Directors (the "Supervisory Board") of Metron Technology N.V., a corporation organized under the laws of The Netherlands ("Metron" or the "Company"), for use at the annual general meeting of shareholders to be held on November 26, 2002, at 5:30 p.m. local time (the "Annual Meeting"), or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual General Meeting. The Annual Meeting will be held at the offices of Nauta Dutilh, Prinses Irenestraat 59, 1077 WV Amsterdam, The Netherlands. The Company intends to mail this proxy statement and accompanying proxy card on or about November 7, 2002, to all shareholders entitled to vote at the Annual Meeting as of the date of the most recent shareholders' register.

SOLICITATION

        The Company will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of this proxy statement, the proxy card and any additional information furnished to shareholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names common shares of the Company ("Common Shares") beneficially owned by others to forward to such beneficial owners. The Company may reimburse persons representing beneficial owners of Common Shares for their costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram or personal solicitation by directors, officers or other regular employees of the Company. No additional compensation will be paid to directors, officers or other regular employees for such services.

VOTING RIGHTS AND OUTSTANDING SHARES

        Only holders of record of Common Shares at the close of business on November 26, 2002 will be entitled to vote at the Annual Meeting. At the close of business on September 30, 2002, the Company had outstanding and entitled to vote 13,042,231 Common Shares.

        Each holder of record of Common Shares on such date will be entitled to one vote for each share held on all matters to be voted upon at the Annual Meeting.

        All votes will be tabulated by the inspector of elections appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Abstentions and broker non-votes are counted towards a quorum for purposes of Nasdaq's quorum requirement. No quorum is required under Netherlands law in order for the Annual Meeting to constitute a valid meeting of shareholders under Netherlands law. Broker non-votes are not counted for the purpose of determining whether the approval of a majority of the shares present in person or represented by proxy and entitled to vote at the meeting has been obtained, however broker non-votes are counted for the purpose of determining the total issued share capital of the Company.

REVOCABILITY OF PROXIES

        Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. It may be revoked by filing with Mr. C.H.T. Koetsier, Esq. at the offices Nauta Dutilh, Prinses Irenestraat 59, 1077 WV Amsterdam, The Netherlands, a written notice of revocation or a duly executed proxy bearing a later date, or it may be revoked by attending the meeting and voting in person. Attendance at the meeting will not, by itself, revoke a proxy.

SHAREHOLDER PROPOSALS

        The deadline for submitting a shareholder proposal for inclusion in the Company's proxy statement and form of proxy for the Company's 2003 annual general meeting of shareholders pursuant to Rule 14a-8 of the Securities Exchange Act of 1934 (the "1934 Act") is May 31, 2003. Shareholders wishing to submit proposals or director nominations that are not to be included in such proxy statement and proxy must do so no earlier than August 28, 2003, and no later than September 27, 2003. Shareholders are also advised to review the Company's Articles of Association ("Articles"), which contain additional requirements with respect to advance notice of shareholder proposals and director nominations.

PROPOSAL 1

ELECTION OF SUPERVISORY DIRECTORS

        There are five nominees for the five Supervisory Board positions presently authorized by the Supervisory Board and the Company's Articles. Each supervisory director to be elected will hold office until the next annual general meeting of shareholders and until his successor is elected and has qualified, or until such director's earlier death, resignation or removal. Each nominee listed below is currently a supervisory director of the Company and was elected by the shareholders. See "Duties of Metron Management" for a discussion of the duties of the Supervisory Board.

        Supervisory directors are elected by a plurality of the votes present in person or represented by proxy and entitled to vote, provided that the votes represent more than half of the issued share capital of the Company. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the five nominees named below. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as the Supervisory Board may propose. Each person nominated for election has agreed to serve if elected and the Supervisory Board has no reason to believe that any nominee will be unable to serve.

THE SUPERVISORY BOARD RECOMMENDS A VOTE
IN FAVOR OF EACH NAMED NOMINEE.

NOMINEES

        The names of the nominees and certain information about them as of May 31, 2002 are set forth below:

NAME	AGE	PRINCIPAL OCCUPATION
Mr. Robert R. Anderson	64	Former Chairman and Chief Executive Officer of Yield Dynamics, Inc.
Mr. James E. Dauwalter	50	President of Entegris, Inc.
Mr. Joel A. Elftmann	62	President of I-Tech Products LLC
Mr. Bruce M. Jaffe	58	Private Investor and Consultant
Mr. Sho Nakanuma	70	Chairman of Ando Electric Company

        Robert R. Anderson has been a supervisory director of Metron since November 1995. From October 1998 through October 2000, Mr. Anderson was Chairman of the Board and from October 1998 through April 2000 Chief Executive Officer of Yield Dynamics, Inc., (YDI) a semiconductor yield management software company. Mr. Anderson was Chairman of the Board of Silicon Valley Research, a semiconductor design automation software company, from January 1994 and served as Chief Executive Officer from April 1994 until July 1995 and from December 1996 until October 1997 and as Chief Financial Officer from September 1994 to November 1995. Mr. Anderson co-founded KLA Instruments Corporation, now KLA-Tencor Corporation, a supplier of equipment for semiconductor process control, in 1975 and, until his retirement in 1999, served in various capacities including Chief Operating Officer, Chief Financial Officer, Vice Chairman and Chairman. Mr. Anderson also serves as a director of MKS Instruments, Inc., a manufacturer of systems components for the semiconductor industry, Trikon Technologies, Inc., a manufacturer of semiconductor process equipment, and Aehr Test Systems, Inc., a manufacturer of semiconductor test and burn-in equipment. Mr. Anderson is a member of the Board of Trustees of Bentley College.

        James E. Dauwalter has been a supervisory director of Metron since November 1995 and was a managing director from June 1979 until November 1995. Mr. Dauwalter is the Chief Executive Officer

of Entegris, Inc. which is a principal and a large minority shareholder of Metron. Mr. Dauwalter joined Fluoroware Inc., now part of Entegris, in 1973. Mr. Dauwalter also serves as a director of Nippon Fluoroware K.K., Fluoroware-Valqua Japan K.K., Fluoroware Southeast Asia PTE Ltd., and the Community Bank of Chaska.

        Joel A. Elftmann, a co-founder of Metron, has been a supervisory director since November 1995 and was a managing director from October 1975 until November 1995. He currently serves as President of I-Tech Products LLC, a custom manufacturer of components and sub assemblies for the semiconductor industry. Mr. Elftmann was previously the Chairman of the Board of FSI International, Inc., a principal and a large minority shareholder of Metron. Mr. Elftmann was a co-founder of FSI and served as a director of FSI from 1973 until January 2002. During that period he served at various times as President, CEO and Chairman of the Board. Mr. Elftmann also serves as a director of Veeco, Inc. Mr. Elftmann is a Director Emeritus and past Chairman of the Board of Directors of Semiconductor Equipment & Materials International, a trade association for suppliers to the semiconductor industry.

        Bruce M. Jaffe has been a supervisory director of Metron since November 2000. Mr. Jaffe is currently a private investor and consultant, and has been a director of Pemstar, Inc., a Minnesota-based global contract electronics manufacturer, since August 2000. Mr. Jaffe served as Senior Vice President and Chief Financial Officer of Bell Microproducts, Inc., a California-based distributor of mass storage and computer products, from 1997 to 1999. From 1967 to 1996, Mr. Jaffe was employed by Bell Industries, a California-based distributor of electronic components, where he held several management positions, most recently as President, Chief Operating Officer and a member of the Board of Directors. From 1965 to 1967, Mr. Jaffe was employed as an accountant by Price Waterhouse & Co. (now PricewaterhouseCoopers LLP). Mr. Jaffe holds a B.S. degree in Business from the University of Southern California and is a certified public accountant. Mr. Jaffe currently serves on the board of advisors for the University of Southern California School of Business.

        Sho Nakanuma has been a supervisory director of Metron since November 1999. From 1997 to 2001, Mr. Nakanuma served as Chairman of the Board of Directors of Ando Electric Company in Japan. From 1988 to 1997, Mr. Nakanuma served as President of Ando Electric Company. From 1984 to 1986, Mr. Nakanuma served as President of NEC Electronics Inc. in the United States. From 1985 to 1988, Mr. Nakanuma served as a member of the Board of Directors of NEC Corporation in Japan. Mr. Nakanuma is a member of the Board of Directors of Semiconductor Equipment and Materials International in the United States. Mr. Nakanuma holds a B.S. degree in Chemical Engineering from Kyoto University and a Ph.D. in Engineering from Tokyo University.

THE SUPERVISORY BOARD RECOMMENDS A VOTE
IN FAVOR OF EACH NAMED NOMINEE.

MANAGING DIRECTORS CONTINUING IN OFFICE AND NOMINEES

        See "Proposal 2, Election of Managing Directors" for the names of the managing directors continuing in office and the nominees for managing director and certain information about them.

DUTIES OF METRON MANAGEMENT

        Metron has a Supervisory Board and a Board of Managing Directors ("Managing Board"). Under the laws of The Netherlands, supervisory directors cannot be managing directors of a company at the same time. The primary responsibilities of the Supervisory Board are supervising the Managing Board and the general affairs and business of Metron and advising the Managing Board. The Managing Board is responsible for the management of the day-to-day operations of Metron and is required to keep the Supervisory Board informed about such operations. Under Metron's Articles, the Managing Board is required to obtain the prior approval of the Supervisory Board for such resolutions of the Managing

Board as the Supervisory Board has designated by resolution and so informed the Managing Board. No resolution to this effect has been passed to date. Generic references in this proxy statement to directors refer to members of either the Supervisory Board or Managing Board. Other executives do not bear the responsibilities attributed to members of the Managing Board and the Supervisory Board, or the related liabilities, if any.

        The Articles provide for a Supervisory Board of one or more persons. The Articles also provide for the appointment of one or more managing directors A and one or more managing directors B under the supervision of the Supervisory Board. The number of supervisory directors and the number of managing directors is determined by the Supervisory Board. Metron presently has five supervisory directors and one managing director A, Mr. Segal, its Chief Executive Officer, and three managing directors B.

        The general meeting of shareholders appoints the supervisory directors and at all times has the power to suspend or dismiss any supervisory director. A resolution to appoint a supervisory director can only be passed upon recommendation by the Supervisory Board. Under the Articles, each member of the Supervisory Board holds office for a one-year term following that member's election as a member of the Supervisory Board, or until that member's earlier resignation, death or removal by a decision of a general meeting. However, a member of the Supervisory Board elected not at the annual general meeting of shareholders but at an extraordinary meeting of shareholders serves until the next annual general meeting of shareholders or until that member's earlier resignation, death or removal by a decision of the annual general meeting. In addition, each supervisory director is required to resign as of the date of the annual general meeting of shareholders held in the year in which that director attains the age of 72. A shareholders' resolution to suspend or dismiss a supervisory director must be adopted by a two-thirds majority of the valid votes cast representing more than half of the issued share capital.

        The entire Managing Board, as well as each managing director A individually, has the power to represent Metron and bind Metron in agreements with third parties. A managing director B may only represent Metron together with another managing director. The general meeting of shareholders appoints the managing directors for an unlimited period of time, determines whether the managing director shall serve as a managing director A or as a managing director B and at all times has the power to suspend or dismiss any managing director. A resolution to appoint a managing director can only be passed upon recommendation by the Supervisory Board. Each managing director can at all times also be suspended by the Supervisory Board for a period of up to three months. A shareholders' resolution to suspend or dismiss a managing director must be adopted by a two-thirds majority of the valid votes cast representing more than half of the issued share capital. The Supervisory Board decides on the remuneration and further terms and conditions of employment for each of the managing directors. Managing directors, along with other employees of subsidiaries of Metron, are eligible for options under the terms of Metron's employee option plans.

SUPERVISORY BOARD COMMITTEES AND MEETINGS

        During the fiscal year ended May 31, 2002 the Supervisory Board held 4 meetings and did not act by unanimous written consent. The Supervisory Board has an Audit Committee and a Compensation Committee.

        The Audit Committee has responsibility for reviewing the internal accounting procedures and controls of the Company and the results and scope of the audit and other services provided by the Company's independent auditors. It met four times during such fiscal year. The following supervisory directors are members of the Audit Committee: Messrs. Anderson, Jaffe and Nakanuma. All members of the Company's Audit Committee are independent (as independence is defined in Rule 4200(a)(14) of the NASD listing standards).

        The Compensation Committee has responsibility for providing recommendations to the Supervisory Board for final decision concerning salaries and incentive compensation for managing directors of the Company. It met two times during such fiscal year. The following supervisory directors are members of the Compensation Committee: Messrs. Anderson, Dauwalter, Elftmann and Nakanuma.

        During the fiscal year ended May 31, 2002, each Supervisory Board member attended at least 75% of the aggregate of the meetings of the Supervisory Board and of the committees on which he served, held during the period for which he was a director or committee member, respectively.

REPORT OF THE AUDIT COMMITTEE OF THE SUPERVISORY BOARD(1)

        The Metron Technology N.V. Supervisory Board's Audit Committee consists of three directors who are not employees or managing directors of the Company. Under currently applicable rules, all members are independent. The Supervisory Board has adopted a written charter for the Audit Committee, which was included as an appendix to our proxy statement for our 2001 Annual General Meeting of Shareholders.

(1)
The material in this report is not "soliciting material," is not deemed "filed" with the Securities and Exchange Commission ("SEC"), and is not to be incorporated by reference into any filing of the Company under the 1933 Act or 1934 Act, whether made before or after the date hereof and irrespective of any general incorporation language contained in such filing.

        During the Audit Committee's meeting to review the financial statements for the fiscal year ended May 31, 2002, the Audit Committee reviewed and discussed the audited financial statements with management and PricewaterhouseCoopers LLP. The Audit Committee believes that management maintains an effective system of internal controls that results in fairly presented financial statements. Based on these discussions, the Audit Committee recommended to the Supervisory Board that the audited financial statements be included in the Company's Annual Report on Form 10-K.

        The discussions with PricewaterhouseCoopers LLP also included the matters required by Statement on Auditing Standards No. 61. The Audit Committee received from PricewaterhouseCoopers LLP written disclosures and the letter regarding its independence as required by Independence Standards Board Standard No. 1 This information was discussed with PricewaterhouseCoopers LLP.

        Audit Fees.    During the fiscal year ended May 31, 2002, the aggregate fees billed by and accrued for PricewaterhouseCoopers LLP for the audit of the Company's financial statements for such fiscal year and for the reviews of the Company's interim financial statements were $359,000 and $664,000, respectively.

        Financial Information Systems Design and Implementation Fees.    During the fiscal year ended May 31, 2002, the Company was not billed by PricewaterhouseCoopers LLP for any fees relating to information technology consulting fees.

        All Other Fees.    During the fiscal year ended May 31, 2002, the aggregate fees billed by PricewaterhouseCoopers LLP for professional services other than audit and information technology consulting fees was approximately $225,000.

        The Audit Committee has determined that the rendering of non-audit services by PricewaterhouseCoopers LLP is compatible with maintaining the auditor's independence.

                      Audit Committee
                      Robert R. Anderson
                      Bruce M. Jaffe
                      Sho Nakanuma

PROPOSAL 2

ELECTION OF MANAGING DIRECTORS

        There are six positions on the Managing Board presently authorized by the Supervisory Board and the Company's Articles. There are currently four managing directors continuing in office and two vacancies.

        Managing directors are elected by a plurality of the votes present in person or represented by proxy and entitled to vote, provided that the votes represent more than half of the issued share capital of the Company. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the nominee named below. In the event that the nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as the Supervisory Board may propose. The person nominated for election has agreed to serve if elected, and the Supervisory Board has no reason to believe that the nominee will be unable to serve.

        The persons named below are nominated by the Supervisory Board to serve as a managing director A and a managing director B, respectively. For a description of the powers and duties of managing directors A and managing directors B, see "Proposal 1, Election of Supervisory Directors, Duties of Metron Management."

THE SUPERVISORY BOARD RECOMMENDS A VOTE
IN FAVOR OF EACH NAMED NOMINEE.

NOMINEES

        The names of the nominees and certain information about them as of May 31, 2002 are set forth below:

NAME	AGE	DIRECTOR CLASS	POSITIONS HELD WITH THE COMPANY
Dennis R. Riccio	55	A	President and Chief Operating Officer
John W. Mathews	53	B	Vice President, Global Manufacturing

        Dennis R. Riccio has served as President and Chief Operating Officer since January 2002. Mr. Riccio served as Senior Vice President, Global Customer Operations, for Asyst Technologies, Inc. from August 1998 to December 2001. From January 1997 to August 1998, he served as President of USA Operations of Novellus Systems, Inc., a semiconductor equipment manufacturer. From 1989 to January 1997, he held various senior management positions at Applied Materials, Inc. Mr. Riccio holds a B.S. degree in Public Administration from the University of Arizona.

        John W. Mathews has served as Vice President, Global Manufacturing since May 2002. Mr. Mathews served as Vice President, U.S. Engineering Operations, for Adaptec, Inc. from 2000 to 2001. From 1993 to 2000, he directed worldwide service as Vice President with Silicon Valley Group, Inc., a manufacturer of automated wafer processing equipment. During his tenure at KLA-Tencor, from 1979 to 1992, Mr. Mathews held positions in senior management overseeing various product and technology divisions. Mr. Mathews holds a B.S. degree, an M.S. degree in Electrical Engineering, and an M.S. degree in Industrial Administration from Purdue University.

MANAGING DIRECTORS CONTINUING IN OFFICE

        The names of the managing directors continuing in office and certain information about them as of May 31, 2002 are set forth below:

NAME	AGE	POSITIONS HELD WITH THE COMPANY
Edward D. Segal	62	Chief Executive Officer and Managing Director
Gregory M. Claeys	52	Vice President, Materials Division and Managing Director
Peter V. Leigh	57	Vice President, Finance, Chief Financial Officer and Managing Director
Keith Reidy	45	Vice President, Global Fab Solutions and Equipment and Managing Director

        Edward D. Segal has been a managing director of Metron since November 1995. He joined Metron as President and Chief Executive Officer in July 1995. Prior to joining Metron, Mr. Segal served as President and Chief Executive Officer of Transpacific Technology Corporation, a company that he founded in 1982. Mr. Segal is a member of the Board of Directors of Semiconductor Equipment & Materials International, a trade association for suppliers to the semiconductor industry. Mr. Segal was a recipient of SEMI's prestigious Bob Graham Award in 2002, given for marketing contributions to the semiconductor materials and equipment industry. Mr. Segal holds a B.S. degree in Metallurgical Engineering from Rensselaer Polytechnic Institute.

        Gregory M. Claeys has been a managing director and served as Vice President, Materials Division of Metron since November 2000. He joined Metron as the Company's Vice President, Fluid Handling Products, in July 1998 as a result of the merger between Metron and T.A. Kyser Co. ("Kyser"). From 1993 to 1998, Mr. Claeys served as President of Kyser. Mr. Claeys holds a B.A. degree in Marketing from Texas A&M University.

        Peter V. Leigh has served as Vice President, Finance and Chief Financial Officer of Metron since November 1995 and has been a managing director of Metron since November 1996. From 1992 to 1995 Mr. Leigh served as Vice President, Finance and Chief Financial Officer of Sequus Pharmaceuticals, a publicly traded bio-pharmaceutical firm. From 1982 until 1992, Mr. Leigh served as Corporate Controller of Bio-Rad Laboratories, a publicly traded multi-national manufacturer and marketer of analytical chemistry, diagnostic and semiconductor metrology equipment and materials. Mr. Leigh holds a B.A. degree from the University of Oxford and an M.B.A. degree from the Harvard Business School.

        Keith E. Reidy has served as Vice President, Global Fab Solutions and Equipment since April 2002. He had served as Vice-President Marketing since March 1999 and has been a managing director of Metron since April 1999. Mr. Reidy has also served as Director, Product Development and Director, U.S. Representative Organization. Prior to joining Metron in July 1995, Mr. Reidy served as Vice President, Sales of Transpacific Technology. Mr. Reidy holds a B.S. degree in Engineering from the University of California, Davis and an M.S. in Engineering from Purdue University.

DUTIES OF METRON MANAGEMENT

        See "Proposal 1, Election of Supervisory Directors, Duties of Metron Management" for a description of the powers and duties of the supervisory directors and managing directors of the Company.

PROPOSAL 3

APPROVAL OF AMENDMENT TO THE AMENDED AND RESTATED EMPLOYEE STOCK OPTION PLAN
TO INCREASE THE NUMBER OF SHARES RESERVED FOR ISSUANCE

        In February 1995, the Supervisory Board adopted, and the shareholders subsequently approved, the Company's Employee Stock Option Plan (the "Prior Plan"). In October 1999, in connection with the Company's initial public offering of Common Shares (the "Initial Public Offering"), the Supervisory Board adopted, and the shareholders subsequently approved, the Company's Amended and Restated Employee Stock Option Plan (the "Option Plan"), which is an amended, restated and retitled version of the Prior Plan. In July 2000 and July 2001, the Supervisory Board adopted, and in each case the shareholders subsequently approved, amendments to the Option Plan increasing the number of shares authorized for issuance under the Option Plan.

        As of July 31, 2002, options (net of canceled or expired options) covering an aggregate of 3,832,119 Common Shares had been granted under the Option Plan. Options to purchase only 300,632 Common Shares (plus any shares that might in the future be returned to the Option Plan as a result of cancellations or expiration of options) remained available for future grant under the Option Plan.

        Shareholders are requested in this Proposal 3 to approve the amendment to the Option Plan to increase the number of shares reserved for issuance under the Option Plan by 1,000,000. The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the meeting will be required to approve the amendment to the Option Plan, provided that the votes represent more than half of the issued share capital of the Company.

THE SUPERVISORY BOARD RECOMMENDS
A VOTE IN FAVOR OF PROPOSAL 3.

        The essential features of the Option Plan, a copy of which is included as an appendix to this Proxy Statement, are outlined below:

GENERAL

        The Option Plan provides for the grant of incentive stock options and nonstatutory stock options. Incentive stock options granted under the Option Plan are intended to qualify as "incentive stock options" within the meaning of Section 422 of the United States Internal Revenue Code of 1986, as amended (the "Code"). Nonstatutory stock options granted under the Option Plan are not intended to qualify as incentive stock options under the Code. See "United States Federal Income Tax Information" for a discussion of the tax treatment of options in the United States. To date, the Company has granted incentive and nonstatutory stock options under the Option Plan.

PURPOSE

        The Supervisory Board adopted the Option Plan to provide a means by which employees and consultants of the Company and its group companies may be given an opportunity to purchase shares in the Company, to assist in retaining the services of such persons, to secure and retain the services of persons capable of filling such positions and to provide incentives for such persons to exert maximum efforts for the success of the Company and its group companies. All of the approximately 930 employees and consultants of the Company and its group companies are eligible to participate in the Option Plan.

ADMINISTRATION

        The Supervisory Board administers the Option Plan. Subject to the provisions of the Option Plan, the Supervisory Board has the power to construe and interpret the Option Plan and to determine the persons to whom and the dates on which options will be granted, the number of Common Shares to be subject to each option, the time or times during the term of each option within which all or a portion of such option may be exercised, the exercise price, the type of consideration and other terms of the option.

        The Supervisory Board has the power to delegate administration of the Option Plan to a committee composed of one or more members of the Supervisory Board. In the discretion of the Supervisory Board, a committee may consist solely of two or more outside directors in accordance with Section 162(m) of the Code and/or non-employee directors in accordance with Rule 16b-3 of the 1934 Act. The Supervisory Board has delegated administration of the Option Plan to the Administrative Committee of the Metron Technology Employee Stock Option Plan, which consists of Messrs. Anderson, Dauwalter and Elftmann. As used herein with respect to the Option Plan, the "Supervisory Board" refers to any committee the Supervisory Board appoints, including the Administrative Committee, as well as to the Supervisory Board itself.

        The regulations under Section 162(m) of the Code require that the directors who serve as members of the committee which grants options to certain highly compensated employees must be "outside directors." The Option Plan provides that, in the Supervisory Board's discretion, directors serving on the committee may be "outside directors" within the meaning of Section 162(m). This limitation would exclude from the committee directors who are (i) current employees of the Company or an affiliate, (ii) former employees of the Company or an affiliate receiving compensation for past services (other than benefits under a tax-qualified pension plan), (iii) current and former managing directors of the Company or an affiliate, (iv) supervisory directors currently receiving direct or indirect remuneration from the Company or an affiliate in any capacity (other than as a supervisory director), and (v) any other person who is otherwise not considered an "outside director" for purposes of Section 162(m). The definition of an "outside director" under Section 162(m) is generally narrower than the definition of a "non-employee director" under Rule 16b-3 of the 1934 Act.

ELIGIBILITY

        Incentive stock options may be granted under the Option Plan only to employees (including managing directors) of the Company and its affiliates. Employees (including managing directors) and consultants of both the Company and its group companies are eligible to receive nonstatutory stock options under the Option Plan. Supervisory directors of the Company and its group companies are not eligible to receive awards under the Option Plan.

        No incentive stock option may be granted under the Option Plan to any person who, at the time of the grant, owns (or is deemed to own) shares possessing more than 10% of the total combined voting power of the Company or any affiliate of the Company, unless the exercise price is at least 110% of the fair market value of the shares subject to the option on the date of grant and the term of the option does not exceed five years from the date of grant. In addition, the aggregate fair market value, determined at the time of grant, of the Common Shares with respect to which incentive stock options are exercisable for the first time by an employee during any calendar year (under the Option Plan and all other such plans of the Company and its affiliates) may not exceed $100,000.

        No person may be granted awards under the Option Plan exercisable for more than 1,000,000 Common Shares during any calendar year ("Section 162(m) Limitation").

SHARES SUBJECT TO THE OPTION PLAN

        Subject to this Proposal, an aggregate of 5,750,000 Common Shares is reserved for issuance under the Option Plan. If options granted under the Option Plan expire or otherwise terminate without being exercised, the Common Shares not acquired pursuant to such options again become available for issuance under the Option Plan.

        In The Netherlands, stock options vest immediately upon acceptance of a grant by an employee, but are subject to a lapsing right of repurchase that has the same effect as a vesting schedule. If the Company repurchases unvested shares issued under the Option Plan subject to a right of repurchase, the repurchased shares will not again become available for reissuance under the Option Plan.

TERMS OF OPTIONS

        The following is a description of the permissible terms of options under the Option Plan. The terms of individual option grants may be more restrictive than the permissible terms described below in some or all respects.

        Exercise Price; Payment.    The exercise price of options may not be less than 100% of the fair market value of the shares subject to the option on the date of the grant and, in some cases (see "Eligibility" above), may not be less than 110% of such fair market value, but in any event may not be less than the nominal value of such shares. As of July 31, 2002, the closing price of the Company's Common Shares as reported on the Nasdaq National Market System was $4.48 per share.

        The exercise price of options granted under the Option Plan must be paid either in cash at the time the option is exercised or, at the discretion of the Supervisory Board, (i) by delivery of other Common Shares of the Company, (ii) with shares issuable upon exercise of the option, (iii) pursuant to a Regulation T program sponsored by the Company in conjunction with a securities broker or (iv) in any other form of legal consideration acceptable to the Supervisory Board.

        Option Exercise.    Options granted under the Option Plan may become exercisable in cumulative increments ("vest") as determined by the Supervisory Board. Shares covered by currently outstanding options under the Option Plan typically vest at the rate of 25% per year for four years during the participant's employment by, or service as a consultant to, the Company or a group company (collectively, "service"). Shares covered by options granted in the future under the Option Plan may be subject to different vesting terms. The Supervisory Board has the power to accelerate the time during which an option may vest or be exercised. To the extent provided by the terms of an option, a participant may satisfy any federal, state or local tax withholding obligation relating to the exercise of such option by a cash payment upon exercise, by authorizing the Company to withhold a portion of the shares otherwise issuable to the participant, by delivering already-owned Common Shares or by a combination of these means.

        Term.    The maximum term of options under the Option Plan is 10 years, except that in certain cases (see "Eligibility") the maximum term is five years. Options under the Option Plan generally terminate 90 days after termination of the participant's service unless (i) such termination is due to the participant's disability, in which case the option shall provide that it may be exercised (to the extent the option was exercisable at the time of the termination of service) at any time within 12 months of such termination; (ii) the participant dies before the participant's service has terminated or within 90 days thereafter, in which case the option may, but need not, provide that it may be exercised (to the extent the option was exercisable at the time of the participant's death) within 90 days of the participant's death by the person or persons to whom the rights to such option pass by will or by the laws of descent and distribution; or (iii) the option by its terms specifically provides otherwise. A participant may designate a beneficiary who may exercise the option following the participant's death. Individual option grants by their terms may provide for exercise within a longer period of time following termination of service.

RESTRICTIONS ON TRANSFER

        The participant may not transfer an option otherwise than by will or by the laws of descent and distribution. During the lifetime of the participant, only the participant may exercise an option.

ADJUSTMENT PROVISIONS

        Transactions not involving receipt of consideration by the Company, such as a merger, consolidation, reorganization, stock dividend, or stock split, may change the class and number of Common Shares subject to the Option Plan and outstanding options. In that event, the Option Plan will be appropriately adjusted as to the class and the maximum number of Common Shares subject to the Option Plan and the Section 162(m) Limitation, and outstanding options will be adjusted as to the class, number and price per share of Common Shares subject to such options.

EFFECT OF CERTAIN CORPORATE EVENTS

        The Option Plan provides that, in the event of a dissolution or liquidation, the options shall terminate. In the event of specified types of mergers or other corporate consolidations (a "change in control"), then, with respect to participants whose service has not terminated, the vesting and the time during which such options may be exercised will be accelerated. An outstanding option will terminate if the participant does not exercise it before a change in control. The acceleration of an option in the event of an acquisition or similar corporate event may be viewed as an anti-takeover provision, which may have the effect of discouraging a proposal to acquire or otherwise obtain control of the Company.

DURATION, AMENDMENT AND TERMINATION

        The Supervisory Board may suspend or terminate the Option Plan without shareholder approval or ratification at any time or from time to time. Unless sooner terminated, the Option Plan will terminate in February 2005.

        The Supervisory Board may also amend the Option Plan at any time or from time to time. However, no amendment will be effective unless approved by the shareholders of the Company within 12 months before or after its adoption by the Supervisory Board if the amendment would (i) modify the requirements as to eligibility for participation (to the extent such modification requires shareholder approval in order for the Option Plan to satisfy Section 422 of the Code, if applicable, or Rule 16b-3 of the 1934 Act); or (ii) increase the number of shares reserved for issuance upon exercise of awards. The Supervisory Board may submit any other amendment to the Option Plan for shareholder approval, including, but not limited to, amendments intended to satisfy the requirements of Section 162(m) of the Code regarding the exclusion of performance-based compensation from the limitation on the deductibility of compensation paid to certain employees, Section 422 of the Code or any securities exchange listing requirements.

UNITED STATES FEDERAL INCOME TAX INFORMATION

        Long-term capital gains currently are generally subject to lower tax rates than ordinary income or short-term capital gains. The maximum long-term capital gains rate for federal income tax purposes is currently 20% while the maximum ordinary income rate and short-term capital gains rate is effectively 38.6%.

        Incentive Stock Options.    Incentive stock options under the Option Plan are intended to be eligible for the favorable federal income tax treatment accorded "incentive stock options" under the Code.

        There generally are no federal income tax consequences to the participant or the Company by reason of the grant or exercise of an incentive stock option. However, the exercise of an incentive stock option may increase the participant's alternative minimum tax liability, if any.

        If a participant holds shares acquired through exercise of an incentive stock option for two years from the date on which the option is granted and more than one year from the date on which the shares are transferred to the participant upon exercise of the option, any gain or loss on a disposition of such shares will be a long-term capital gain or loss.

        Generally, if the participant disposes of the shares before the expiration of either of these holding periods (a "disqualifying disposition"), then at the time of disposition the participant will realize taxable ordinary income equal to the lesser of (i) the excess of the shares' fair market value on the date of exercise over the exercise price, or (ii) the participant's actual gain, if any, on the purchase and sale. The participant's additional gain or any loss upon the disqualifying disposition will be a capital gain or loss, which will be long-term or short-term depending on whether the shares were held for more or less than one year.

        To the extent a participant who is employed by a U.S. subsidiary of the Company recognizes ordinary income by reason of a disqualifying disposition, the U.S. subsidiary will generally be entitled (subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code and the satisfaction of a tax reporting obligation) to a corresponding business expense deduction in the tax year in which the disqualifying disposition occurs. As a foreign corporation liable for U.S. taxes only on income "effectively connected" with its operations in the United States, the Company has taken deductions that it believes are appropriate for disqualifying dispositions by its U.S.-based employees.

        Nonstatutory Stock Options.    Nonstatutory stock options granted under the Option Plan generally have the following federal income tax consequences:

        There are no tax consequences to the participant or the Company by reason of the grant. Upon exercise of the option, the participant normally will recognize taxable ordinary income equal to the excess, if any, of the shares' fair market value on the exercise date over the exercise price. With respect to employees of its U.S. subsidiaries, the U.S. subsidiary is generally required to withhold from regular wages or supplemental wage payments an amount based on the ordinary income recognized. Subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code and the satisfaction of a tax reporting obligation, the U.S. subsidiary will generally be entitled to a business expense deduction equal to the taxable ordinary income realized by the participant. As a foreign corporation liable for U.S. taxes only on income "effectively connected" with its operations in the United States, the Company has taken deductions that it believes are appropriate for disqualifying dispositions by its U.S.-based employees.

        Upon disposition of the shares, the participant will recognize a capital gain or loss equal to the difference between the selling price and the sum of the amount paid for such shares plus any amount recognized as ordinary income upon exercise of the option. Such gain or loss will be long-term or short-term depending on whether the shares were held for more or less than one year.

        Potential Limitation on Company Deductions.    Section 162(m) of the Code denies a deduction to any publicly-held corporation for compensation paid to certain "covered employees" in a taxable year to the extent that compensation to such covered employee exceeds $1 million. It is possible that compensation attributable to options, when combined with all other types of compensation received by a covered employee from the Company, may cause this limitation to be exceeded in any particular year.

        Certain kinds of compensation, including qualified "performance-based compensation," are disregarded for purposes of the deduction limitation. In accordance with Treasury regulations issued under Section 162(m), compensation attributable to stock options will qualify as performance-based compensation if the award is granted by a compensation committee comprised solely of "outside directors" and either (i) the plan contains a per-employee limitation on the number of shares for which such options may be granted during a specified period, the per-employee limitation is approved by the shareholders, and the exercise price of the option is no less than the fair market value of the shares on the date of grant, or (ii) the option is granted (or exercisable) only upon the achievement (as certified in writing by the compensation committee) of an objective performance goal established in writing by the compensation committee while the outcome is substantially uncertain, and the option is approved by shareholders.

Equity Compensation Plan Information

        The following table provides certain information with respect to all of the Company's equity compensation plans in effect as of May 31, 2002.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted Average Exercise Price of Outstanding Options, Warrants, and Rights (b)	Number of Securities Remaining Available for Future Issuance (Excluding Securities Reflected in Column (a) (c)
Equity compensation plans approved by security holders	3,384,626	$8.24	1,134,862	(1)
Equity compensation plans not approved by security holders	—	—	—
Total	3,384,626	$8.24	1,134,862	(1)

(1)
Includes 990,125 shares reserved for issuance pursuant to options and 144,737 employee stock purchase plan shares available for future issuance.

PROPOSAL 4

APPROVAL OF AMENDMENTS TO THE AMENDED AND RESTATED EMPLOYEE STOCK OPTION PLAN
TO LIMIT THE PERIODS DURING WHICH STOCK OPTIONS MAY BE GRANTED AND
TO RESTRICT CERTAIN SALES OF COMMON SHARES IN OR FROM WITHIN THE NETHERLANDS

        See "Proposal 3, Approval of Amendment to the Amended and Restated Employee Stock Option Plan to Increase the Number of Shares Reserved for Issuance" for a description of the essential features of the Option Plan.

        Grants under the Option Plan may fall within the scope of the reporting requirements of The Netherlands Act on the Supervision of the Securities Trade of 1995 (Wet Toezicht Effectenverkeer 1995, or the "Netherlands Act"). However, Article 46 of the Netherlands Act provides that compliance with these reporting requirements would not be necessary for grants under the Option Plan if (i) the grants are made pursuant to a consistent line of conduct, and (ii) the Netherlands Authority for the Financial Markets is notified of the intention to make a grant under the Option Plan at least two months prior to such grant. Additionally, in order to qualify for this exemption, the grants must be made at approximately the same time each year. With respect to newly hired employees and consultants and grants made in recognition of significant promotions, ad hoc grants are possible under the exemption, provided that (a) the Option Plan explicitly provides for the possibility to make grants to such persons and (b) the Netherlands Authority for the Financial Markets is immediately notified of grants to such persons. In order to qualify the Option Plan for this exemption, on September 11, 2002, the Supervisory Board approved an amendment to the Option Plan to provide that grants under the Option Plan may only be made twice per year, on June 1st and December 1st of each year, except for grants made to newly hired employees and consultants and grants made in recognition of significant promotions. The full text of this amendment is set forth below.

        Additionally, the Netherlands Act requires that the Company prepare extensive financial reports in connection with grants under the Option Plan. Article 5 of the Netherlands Act provides that no such reports are required if grantees under the Option Plan are prohibited from selling the Company's common shares acquired under the Option Plan in or from within The Netherlands. This prohibition would not prevent grantees from selling the Company's common shares on the Nasdaq National Market (and other foreign stock exchanges) or from otherwise selling the Company's common shares outside of The Netherlands, because these sales would not be considered to be in or from The Netherlands. In order to qualify the Option Plan for this exemption, on September 11, 2002, the Supervisory Board approved an amendment to the Option Plan to provide that sales of the Company's common shares acquired under the Option Plan in or from within The Netherlands are prohibited, except for sales on foreign stock exchanges, such as the Nasdaq National Market. The full text of this amendment is set forth below.

        Because of the administrative nature of the changes to the Option Plan set forth above, the Supervisory Board has the authority to adopt these amendments without action by our shareholders. However, as a matter of good corporate practice, the Supervisory Board wishes to submit these amendments to our shareholders for their approval.

        Shareholders are requested in this Proposal 4 to approve amendments to the Option Plan to include the following new paragraphs. A new paragraph 4.5 would be added to the Option Plan to read as follows:

  "4.5 Except as set forth in the following sentence, Options may only be granted under the Plan on June 1 and December 1 of each calendar year. Notwithstanding the preceding sentence, Options may be granted at any time or times during each calendar year to eligible Employees and Consultants if either: (i) the grant is made in connection with the hiring by the Company of an eligible Employee or Consultant and such eligible Employee or Consultant was not employed by or a consultant to the Company within the previous 6 months or (ii) the grant is made in recognition of a newly granted promotion to an eligible Employee or Consultant and the Committee determines that such promotion involves a significant increase in the duties or responsibilities of such eligible Employee or Consultant."

        A new paragraph would be added to Section 20 of the Option Plan, "Compliance with Applicable Legal Requirements", to read as follows:

  "Optionees who wish to offer or sell any Shares received under the Plan, and who are residents of The Netherlands, may only do so through a foreign stock exchange (such as the Nasdaq National Market). Optionees who are not residents of The Netherlands may not offer or sell Shares received under the Plan in The Netherlands."

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the meeting will be required to approve the amendment to the Option Plan, provided that the votes represent more than half of the issued share capital of the Company.

THE SUPERVISORY BOARD RECOMMENDS
A VOTE IN FAVOR OF PROPOSAL 4.

PROPOSAL 5

APPROVAL OF AMENDMENT TO THE AMENDED AND RESTATED EMPLOYEE STOCK OPTION PLAN
TO PROVIDE FOR THE GRANT OF RESTRICTED SHARE AWARDS

        See "Proposal 3, Approval of Amendment to the Amended and Restated Employee Share Option Plan to Increase the Number of Shares Reserved for Issuance" for a description of the essential features of the Option Plan.

        In October 2002, the Supervisory Board amended the Option Plan generally to provide for the grant of restricted share awards to employees and consultants eligible to participate in the Option Plan. The Supervisory Board adopted this amendment so that it may use restricted share awards to motivate key employees and consultants of the Company to improve individual performance by providing long-term incentives for such persons.

        Shareholders are requested in this Proposal 5 to approve the amendment to the Option Plan to provide for grants of restricted share awards. The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the meeting will be required to approve the amendment to the Option Plan, provided that the votes represent more than half of the issued share capital of the Company.

THE SUPERVISORY BOARD RECOMMENDS
A VOTE IN FAVOR OF PROPOSAL 5.

TERMS OF RESTRICTED SHARE AWARDS

        Restricted share awards are generally subject to the terms and conditions of the Option Plan, except as set forth below.

        Payment.    The Supervisory Board may award restricted share awards in consideration of past services without a purchase payment.

        Vesting.    Shares awarded under restricted share awards may, but need not be, subject to a forfeiture provision in accordance with a vesting schedule as determined by the Supervisory Board. The Supervisory Board has the power to accelerate the vesting of shares received pursuant to a restricted share award under the Option Plan. Shares forfeited will not again become available for reissuance under the Option Plan.

        Restrictions on Transfer.    Rights under a restricted share award may not be transferred except where such assignment is required by law or expressly authorized by the terms of the applicable restricted share award.

        Effect of Certain Corporate Events.    The Option Plan provides that, in the event of specified types of mergers or other corporate consolidations (a "change in control"), then, with respect to participants whose service has not terminated, the vesting of restricted share awards will be accelerated. The acceleration of such restricted share awards in the event of a change in control may be viewed as an anti-takeover provision, which may have the effect of discouraging a proposal to acquire or otherwise obtain control of the Company.

        United States Federal Income Tax Information.    Upon receipt of a restricted share award, the participant normally will recognize taxable ordinary income equal to the fair market value of the shares on the date of receipt. However, to the extent the shares are subject to certain types of vesting restrictions, the taxable event will be delayed until the vesting restrictions lapse unless the participant elects to be taxed on receipt of the shares. With respect to employees of its U.S. subsidiaries, the U.S. subsidiary is generally required to withhold from regular wages or supplemental wage payments an amount based on the ordinary income recognized. Subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code and the satisfaction of a tax reporting obligation, the U.S. subsidiary will generally be entitled to a business expense deduction equal to the taxable ordinary income realized by the participant. As a foreign corporation liable for U.S. taxes only on income "effectively connected" with its operations in the United States, the Company has taken deductions that it believes are appropriate.

        Upon disposition of the shares, the participant will recognize a capital gain or loss equal to the difference between the selling price and the amount recognized as ordinary income upon receipt (or vesting) of the shares. Such gain or loss will be long-term or short-term depending on whether the shares were held for more than one year.

        Potential Limitation on Company Deductions.    Restricted share awards will qualify as performance-based compensation under Section 162(m) of the Code only if (i) the award is granted by a compensation committee comprised solely of "outside directors," (ii) the award is granted only upon the achievement of an objective performance goal established in writing by the compensation committee while the outcome is substantially uncertain, (iii) the compensation committee certifies in writing prior to the granting of the award that the performance goal has been satisfied and (iv) prior to the granting of the award, shareholders have approved the material terms of the award (including the class of employees eligible for such award, the business criteria on which the performance goal is based, and the maximum amount—or formula used to calculate the amount—payable upon attainment of the performance goal).

PROPOSAL 6

APPROVAL OF ANNUAL ACCOUNTS

        At the Annual Meeting, the shareholders of the Company will be asked to approve the Annual Accounts ("jaarrekening") of the Company drawn up in the English language for the fiscal year ended May 31, 2002, as required under Netherlands law and the Articles. In accordance with Article 2:408 of the Netherlands Civil Code, the Annual Accounts are the annual statutory accounts of the Company prepared in accordance with generally accepted accounting principles of The Netherlands. These Annual Accounts do not represent the consolidated accounts of the Company and all of its subsidiaries prepared in accordance with generally accepted accounting principles of the United States, as presented in the Consolidated Financial Statements contained in the Annual Report of the Company for the year ended May 31, 2002. Copies of the Annual Accounts are open for inspection at the principal executive offices of the Company, located at 1350 Old Bayshore Highway, Suite 210, Burlingame, CA 94010, USA, and the Company's principal office in The Netherlands, located at Kabelstraat 36, NL-1322 AD Almere, by registered shareholders and other persons entitled to attend meetings of shareholders of the Company. Such copies will be open for inspection from the date hereof until the close of the Annual Meeting.

        The Annual Accounts will include a note on subsequent developments in the Company's business and industry which summarizes the impact of those developments on the Company's liquidity. The note will include a statement that the Company's current cash flow projections indicate that its current cash and cash equivalents, amounts available under currently available lines of credit, assuming their renewal, and anticipated cash from operations should be sufficient to meet its working capital needs through the end of fiscal 2003. The note will also state that if the Company's cash flows do not meet its projections or its current credit facilities do not continue to be available to the Company, and the Company does not succeed in raising additional working capital, this could result in the Company having insufficient working capital to meet the Company's cash needs for fiscal 2003. For more details on these matters, please refer to the Company's Periodic Report on Form 10-Q filed with the SEC on October 15, 2002 and in particular to Note 2 to the Condensed Consolidated Financial Statements, to the section entitled "Current and future position" under Liquidity and Capital Resources in Item 2, Management's Discussion and Analysis of Financial Condition and Results of Operations and to the first two risk factors listed under "Risks related to Metron" in Item 5, Other Information.

        The affirmative vote of the holders of a majority of the shares present or represented by proxy and entitled to vote at the Annual Meeting is required to adopt the Annual Accounts, provided that the votes represent more than half of the issued share capital of the Company.

THE SUPERVISORY BOARD RECOMMENDS
A VOTE IN FAVOR OF PROPOSAL 6.

PROPOSAL 7

RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

        The Supervisory Board has selected (a) PricewaterhouseCoopers N.V. as statutory auditors of the Annual Accounts ("jaarrekening") of the Company for the fiscal year ending May 31, 2003 and (b) PricewaterhouseCoopers LLP as the Company's independent accountants for the fiscal year ending May 31, 2003 and has further directed that the selection of auditors of the Annual Accounts and independent accountants be submitted to the shareholders for ratification at the Annual Meeting. KPMG LLP audited the Company's financial statements from 1995 until the fiscal year ended May 31, 2001. PricewaterhouseCoopers LLP audited the Company's financial statements for the fiscal year ended May 31, 2002. Representatives of PricewaterhouseCoopers N.V. are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

        Shareholder ratification of the selection of PricewaterhouseCoopers N.V. as statutory auditors of the Company's Annual Accounts and PricewaterhouseCoopers LLP as the Company's independent accountants is not required by the Articles or otherwise. However, the Supervisory Board is submitting the selection of PricewaterhouseCoopers N.V. as auditors of the Annual Accounts and PricewaterhouseCoopers LLP as independent accountants to the shareholders for ratification as a matter of good corporate practice. If the shareholders fail to ratify the selections, the Audit Committee and the Supervisory Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee and the Supervisory Board in their discretion may direct the appointment of different auditors of the Annual Accounts and/or independent accountants at any time during the year if they determine that such a change would be in the best interests of the Company and its shareholders.

        The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to ratify the selection of PricewaterhouseCoopers N.V. as statutory auditors of the Annual Accounts and PricewaterhouseCoopers LLP as independent accountants, provided that the votes represent more than half of the issued share capital of the Company.

        On September 7, 2001, the Company's Supervisory Board, upon the recommendation of the Audit Committee, approved the dismissal of KPMG LLP and the appointment of PricewaterhouseCoopers LLP as the Company's independent accountants to audit the Company's financial statements for the year ending May 31, 2002. The Company's Supervisory Board has approved the continuing appointment of PricewaterhouseCoopers LLP as the Company's independent accountants to audit the Company's financial statements for the year ending May 31, 2003.

        The independent audit report of KPMG LLP on the Company's consolidated financial statements as of May 31, 2001, and for each of the years in the two-year period ended May 31 2001, dated July 12, 2001 in the Form 10-K filed with the SEC on August 15, 2002, contained no adverse opinion, disclaimer of opinion or qualification or modification as to uncertainty, audit scope or accounting principles.

        In connection with the Company's audit for the fiscal year ended May 31, 2001, and in the subsequent interim period prior to KPMG LLP's dismissal, there were no disagreements with between the Company and KPMG LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of KPMG LLP, would have caused KPMG LLP to make reference to the subject matter of the disagreement in connection with their report.

        In connection with their audit of the Company's financial statements as of and for the year ended May 31, 2001, KPMG LLP noted one matter involving the Company's internal controls and its operations that they considered to be a reportable condition under standards established by the American Institute of Certified Public Accountants ("AICPA"). The reportable condition, which is not deemed a "material weakness" as defined by the AICPA, is related to the design and operation of internal controls over the systems and processes for revenue recognition and deferral. The subject matter of the reportable condition and the subsequent actions taken were discussed with the Company's Audit Committee.

        KPMG LLP's letter to the Securities and Exchange Commission stating its agreement with the statements in the two preceding paragraphs is filed as an exhibit to the Company's Current Report on Form 8-K filed September 14, 2001.

        During the fiscal year ended May 31, 2001 and the subsequent interim period prior to our engagement of PricewaterhouseCoopers LLP, the Company did not consult with PricewaterhouseCoopers LLP regarding the application of accounting principles to a specified transaction, or the type of audit opinion that might be rendered on the Company's financial statements

THE SUPERVISORY BOARD RECOMMENDS
A VOTE IN FAVOR OF PROPOSAL 7.

PROPOSAL 8

APPROVAL OF THE PREPARATION OF THE ANNUAL REPORT IN ENGLISH

        The Company has prepared its Annual Accounts and Annual Report for the fiscal year ended May 31, 2002 in the English language. Netherlands law requires that the Company's shareholders authorize the preparation of the Company's Annual Report in a language other than Dutch. Such authorization will not constitute approval of any matter referred to in the Company's Annual Report.

        The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting is required to approve the preparation of the Company's Annual Report in English, provided that the votes represent more than half of the issued share capital of the Company.

THE SUPERVISORY BOARD RECOMMENDS
A VOTE IN FAVOR OF PROPOSAL 8.

PROPOSAL 9

AUTHORIZATION TO PURCHASE ADDITIONAL OUTSTANDING COMMON SHARES

        At the Annual Meeting, the Supervisory Board will ask the shareholders to approve a proposal to authorize the Managing Board, on behalf of the Company, for a period of eighteen months after the date of the Annual Meeting, to repurchase outstanding common shares of the Company from time to time at a price per share not to exceed 130% of the closing price of the Company's common shares as quoted on the NASDAQ National Market System (or other comparable exchange) for the day prior to the date of the repurchase (the "stock market price") or to be less than 70% of their stock market price, provided that (i) for the purposes of repurchases at cost by the Company from current or former employees of or consultants to the Company pursuant to repurchase rights exercisable by the Company upon the termination of such employment or consulting relationship, the foregoing limitation on the price per share payable by the Company will not apply, and the price per share payable by the Company in such repurchases at cost will be the repurchase price specified in the Option Plan or in the agreements governing the original grant or sale (as the case may be) of the shares to be repurchased to the current or former employee of or consultant to the Company, (ii) the number of common shares of the Company so repurchased, when combined with all common shares of the Company held by the Company or its subsidiaries, does not exceed ten percent (10%) of the number of issued common shares of the Company and (iii) the repurchase is in compliance with the other statutory limitations pursuant to Article 9 of the Company's articles of association and the relevant provisions under Dutch law, which require, amongst other things, that the shares be fully paid up, that the Company have sufficient free reserves and that if more than six months have lapsed since the end of the Company's fiscal year and the Annual Accounts ("jaarrekening") of the Company have not been adopted by the shareholders, then no repurchases may occur until after the Annual Accounts have been adopted by the shareholders. The Company has no current plans to repurchase its shares other than (i) the proposed repurchase of shares from FSI International, which is described in Proposal 10, and (ii) from employees of or consultants to the Company upon the termination of such employment or consulting relationship pursuant to existing repurchase rights.

        The affirmative vote of the holders of a majority of the shares present or represented by proxy and entitled to vote at the Annual Meeting is required to approve this Proposal 9, provided that the votes cast represent more than half of the issued share capital of the Company.

THE SUPERVISORY BOARD RECOMMENDS
A VOTE IN FAVOR OF PROPOSAL 9.

PROPOSAL 10

APPROVAL OF TRANSFER TO THE COMPANY OF COMMON SHARES
HELD BY FSI INTERNATIONAL, INC.

        At the Annual Meeting, the Supervisory Board will ask the shareholders to approve a proposal to approve the transfer to the Company by FSI International, Inc. ("FSI") of 1,154,492 of its common shares, on the terms described below.

        In September 2002, FSI advised the Company that it proposed to give the required one-year notice of termination under the distribution agreements between FSI and the Company. Since the Company would not have been entitled to any compensation for termination under the one-year notice provision, the Company determined that, for adequate compensation, it would be in its best commercial interests to negotiate early termination of the distribution agreements. Accordingly, in October 2002, the Company and FSI entered into a transition agreement providing for the early termination of their distribution agreements in Europe and Asia. Effective March 1, 2003 (the "closing date"), FSI will assume direct sales, service and applications support and logistics responsibilities for its surface conditioning and microlithography products in Europe and Asia, while the Company will continue to represent FSI products in Israel. Metron has provided sales and service support for all FSI products in Europe since 1975, and in Asia since 1985, and the Company's revenues for FSI products and services in Europe and Asia for the year ended May 31, 2002 were approximately $36.0 million.

        FSI was a founding shareholder, with Entegris, Inc. ("Entegris") and certain of the Company's former management, in the creation of the Company in Europe in 1975. In 1985, FSI and Entegris founded the Metron companies in Asia. In 1995, the Company acquired the Asian companies from FSI and Entegris. As a result of these various transactions, FSI became a significant shareholder of the Company, and as of September 30, 2002, FSI held 2,690,687 (20.6%) of the Company's 13,042,031 outstanding shares.

        Under the terms of the transition agreement, FSI advanced $3.0 million in cash to the Company and has agreed to advance an additional $1.0 million subject to the review of the FSI inventory held by the Company. On the closing date of the agreement, the advance will be applied toward the repurchase by FSI of inventory and equipment that the Company acquired under the current distribution arrangement. Additionally, in compliance with the provisions in the existing distribution agreements covering the solicitation of the Company's employees, and as consideration for their early termination, FSI has agreed to pay to the Company on the closing date of the agreement an early termination fee of approximately $2.75 million. Subject to approval by the Company's shareholders, at closing FSI will surrender 1,154,492 of the common shares of the Company now owned by FSI as the form of consideration for the termination fee, resulting in a reduction of FSI's current ownership of approximately 20.6% of the Company's outstanding common shares to approximately 11.8%. These shares were valued at the average closing price on the NASDAQ National Market System for the five trading days immediately preceding the date of signing of the transition agreement. If the Company's shareholders do not approve the transfer of shares to the Company, under the terms of the transition agreement, FSI will be obligated to pay the early termination fee in cash. The negotiations between the parties were conducted at arms' length, and the Company believes that the terms of the transition agreement with FSI are similar to those that would have been reached with an unaffiliated third party.

        The Company's Supervisory Board determined that it is in the best interests of the Company and its shareholders for the Company to enter into the transition agreement, and the transfer of 1,154,492 of the common shares of the Company now owned by FSI as consideration for the early termination fee was an integral part of the overall transaction. In its determination, the material factors that the Supervisory Board considered were the fact that the book value of the Company's common shares as of August 31, 2002 was $6.12 per share, and that consequently the transfer represented an opportunity for the Company to acquire its own shares at a favorable price. Although the price of the Company's shares on the NASDAQ National Market System on October 31, 2002 was $1.00 and is below the price used to compute the number of shares that will be transferred if this proposal is approved, the Supervisory Board believes that the transaction remains in the best interests of the Company and its shareholders.

        Under the terms of the transition agreement, the Company expects that approximately 90 of its employees who are currently dedicated to sales, technical service and applications engineering activities related to the distribution of FSI products in Europe and Asia will transfer to FSI with the closing of the transition agreement.

        For a more detailed discussion of the agreement between the Company and FSI, please see: (1) the Company's Periodic Report on Form 10-Q filed with the SEC on October 15, 2002; and (2) the section of this proxy statement entitled "Certain Transactions".

        If the shareholders approve the transfer to the Company by FSI of 1,154,492 of the Company's common shares, the transfer would also have to comply with the other requirements of the Company's articles of association and the relevant provisions under Dutch law, including the requirement that the number of common shares of the Company repurchased, when combined with all common shares of the Company held by the Company or its subsidiaries, does not exceed ten percent (10%) of the number of issued common shares of the Company. To comply with this requirement, the Company would have the option of either canceling or selling shares it currently holds in treasury such that the number of shares held by the Company would not exceed ten percent (10%) after taking into account the transfer of shares to the Company by FSI.

        If the shareholders approve the transfer to the Company by FSI of 1,154,492 of the Company's common shares, the Company expects to record a gain equal to the fair market value of the shares on the date of transfer.

        The shareholders are requested in this Proposal 10 to approve the transfer to the Company by FSI of 1,154,492 of its common shares, on the terms described above. The affirmative vote of the holders of a majority of the shares present or represented by proxy and entitled to vote at the Annual Meeting is required to approve this Proposal 10, provided that the votes cast represent more than half of the issued share capital of the Company. The Supervisory Directors and Managing Directors of the Company, who together own 881,297 shares of the Company, intend to vote their shares in favor of this proposal, and the Company has been advised by FSI that it intends to vote in favor of Proposal 10.

THE SUPERVISORY BOARD RECOMMENDS
A VOTE IN FAVOR OF PROPOSAL 10.

PROPOSAL 11

RATIFICATION OF PRIOR TRANSFER OF COMMON SHARES TO THE COMPANY

        At the Annual Meeting, the Supervisory Board will ask the shareholders to approve a proposal to ratify the prior transfer to the Company by Entegris of 1,125,000 of the Company's common shares, as described below, and the actions of the Managing Board taken in connection with such transfer.

        In October 2000, Entegris advised the Company that in order to assume direct sales responsibility for products from its Microelectronics Group, it was planning to give the required one-year notice of termination in July 2001, the earliest allowable date under the distribution agreement between Entegris and the Company. Since the Company would not have been entitled to any compensation for termination under the one-year notice provision, the Company determined that, for adequate compensation, it would be in its best commercial interests to negotiate early termination or modification of the then existing distribution agreement. Accordingly, on January 8, 2001, the Company and Entegris entered into an agreement to modify their existing distribution relationship (the "Entegris Agreement"). In connection with the Entegris Agreement, the Company and Entegris also entered into (i) a transition agreement on February 13, 2001, whereby Entegris assumed direct sales responsibility for products from its Microelectronics Group in Europe (beginning April 1, 2001) and Asia (beginning May 1, 2001) and (ii) a new distribution agreement on March 1, 2001, under which the Company continued to distribute Entegris' Fluid Handling Group product line in all regions in Europe, Asia, and parts of the United States covered under the previous distribution agreements. As consideration for the modification, under the terms of the Entegris Agreement, Entegris transferred to the Company 1,125,000 common shares of the Company and made cash payments totaling $1.75 million to the Company over a 15-month period. The common shares transferred by Entegris were valued at $6.6 million, which was equal to their fair market value ($5.88 per share) on February 13, 2001. These 1,125,000 common shares are currently held by the Company. The negotiations between the parties were conducted at arms' length, and the Company believes that the terms of the Entegris Agreement were similar to those that would have been reached with an unaffiliated third party.

        In fiscal 2001, Entegris products represented $129.7 million or approximately 25% of the Company's total revenues. $75.2 million or approximately 15% of these revenues came from sales of products of Entegris' Microelectronics Group, and $54.5 million or approximately 10% came from sales of products of Entegris' Fluid Handling Group. In fiscal 2002, Entegris products represented $30.4 million or approximately 13% of the Company's total revenues. $4.3 million or approximately 2% of these revenues came from sales of products of Entegris' Microelectronics Group, and $26.1 million or approximately 11% came from sales of products of Entegris' Fluid Handling Group.

        The Company's Supervisory Board determined that it was in the best interests of the Company and its shareholders for the Company to enter into the Entegris Agreement, and the transfer of 1,125,000 of the common shares of the Company then owned by Entegris as consideration for the early termination fee was an integral part of the overall transaction. In its determination, the material factors that the Supervisory Board considered were the fact that as of November 30, 2000, the book value of the Company's common shares was $5.89 per share, and that consequently the transfer represented an opportunity for the Company to acquire its own shares at a favorable price.

        Entegris was a founding shareholder, with FSI, and certain of the Company's former management, in the creation of the Company in Europe in 1975. In 1985, Entegris and FSI founded the Metron companies in Asia. In 1995, the Company acquired the Asian companies from Entegris and FSI. As a result of these various transactions, Entegris became a significant shareholder of the Company, and as of September 30, 2002, Entegris held 1,565,687 (12.0%) of the Company's 13,042,031 outstanding shares. James E. Dauwalter, President of Entegris, has served as a Supervisory Director of the Company since November 1995, and is a candidate for re-election.

        Before the Company entered into the Entegris Agreement and agreed to the transfer of 1,125,000 shares of the Company, the Company consulted with its Netherlands counsel. At that time, the Company's Netherlands counsel approved the structure of the transaction and advised the Company that, under Dutch law, no shareholder approval was required in connection with the transfer of the shares by Entegris.

        When the Company consulted with its Netherlands counsel in connection with the FSI transition agreement described in Proposal 10, the Company's Netherlands counsel advised the Company that shareholder approval would be required in order to allow FSI to transfer shares of the Company to the Company. At the same time, the Company's Netherlands counsel also re-examined the Entegris transaction and concluded that shareholder approval of the share transfer was required. In light of the foregoing, the Company's Supervisory Board has determined that it would be in the best interests of the Company to seek ratification by the shareholders of the prior transfer to the Company of common shares held by Entegris and the actions of the Managing Board taken in connection with such transfer. If the shareholders do not ratify the prior transfer, under Dutch law, the transfer would be deemed not to have occurred, and as a result, Entegris would be deemed to still own the 1,125,000 shares that Entegris and the Company agreed would be transferred to the Company. The Company would seek to negotiate an alternative transaction with Entegris to attempt to restore to the Company the economic value of the intended transfer of shares, but it is unclear what the terms of such an alternative transaction would be, or if the Company and Entegris would be able to reach an agreement on an alternative transaction at all.

        If the transfer is deemed not to have occurred, the Company's financial statements for the periods in which the Company recognized gain on the transfer of the shares by Entegris would be affected. In fiscal 2001, the Company's reported operating income of $23.7 million included a gain of $1.4 million from the transfer of the Entegris shares, and the Company reported net income of $11.5 million. In fiscal 2002, the Company's reported operating loss of $(2.0) million included a gain of $5.4 million from the transfer of the Entegris shares, and the Company reported a net loss of $(2.8) million. In the first quarter of fiscal 2003, the Company's reported operating loss of $(1.5) million included a gain of $1.4 million from the transfer of the Entegris shares, and the Company reported a net loss of $(2.4) million. However, it is not possible to determine the net effect on the Company's financial statements of the fact that the transfer from Entegris would be deemed not to have occurred without considering the terms of an alternative transaction between the Company and Entegris, if any. Consequently, at the present time it is not possible to quantify the impact on the Company's financial statements of the failure to obtain shareholder ratification of the prior transfer.

        For a more detailed discussion of the agreements between the Company and Entegris, please see: (1) the Company's Current Report on Form 8-K filed with the SEC on March 3, 2001; (2) the description of this transaction contained in the Company's Annual Report on Form 10-K for the fiscal year ended May 31, 2001, filed with the SEC on August 28, 2001; and (3) the section of this proxy statement entitled "Certain Transactions".

        The shareholders are requested in this Proposal 11 to ratify the prior transfer to the Company by Entegris of 1,125,000 of the Company's common shares and the actions of the Managing Board taken in connection with such transfer. The affirmative vote of the holders of a majority of the shares present or represented by proxy and entitled to vote at the Annual Meeting is required to approve this Proposal 11, provided that the votes cast represent more than half of the issued share capital of the Company. The Supervisory Directors and Managing Directors of the Company, who together own 881,297 shares of the Company, intend to vote their shares in favor of this proposal, and the Company has been advised by Entegris that it intends to vote in favor of Proposal 11.

THE SUPERVISORY BOARD RECOMMENDS
A VOTE IN FAVOR OF PROPOSAL 11.

SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth certain information regarding the ownership of the Company's Common Shares as of September 30, 2002 by: (i) each supervisory director and nominee for supervisory director; (ii) each managing director named in the Summary Compensation Table and the nominee for managing director; (iii) all managing directors and supervisory directors of the Company as a group; and (iv) all those known by the Company to be beneficial owners of more than five percent of its Common Shares. Unless otherwise indicated, to our knowledge, all persons listed below have sole voting and investment power with respect to their Common Shares, except to the extent authority is shared by spouses under applicable law. Unless otherwise noted, the address of each shareholder is c/o Metron Technology N.V., 1350 Old Bayshore Highway, Suite 210, Burlingame, California 94010.

Name and Address	Common Shares as of September 30, 2002	Total Shares Beneficially Owned(1)	Percentage
Entegris, Inc. 3500 Lyman Boulevard Chaska, MN 55318	1,565,687	1,565,687	12.0%
FSI International, Inc.(2) 322 Hazeltime Drive Chaska, MN 55318	2,690,687	2,717,875	20.8%
Joel A. Elftmann	0	0	—
James E. Dauwalter(3)	1,566,687	1,593,875	12.2%
Robert R. Anderson(4)	42,237	69,425	*
Sho Nakanuma(5)	0	14,063	*
Bruce M. Jaffe(6)	2,000	10,438	*
Edward D. Segal(7)	596,298	1,061,621	8.1%
Dennis R. Riccio(8)	10,000	47,500	*
Keith E. Reidy(9)	72,856	154,937	1.2%
Peter V. Leigh(10)	30,300	133,381	1.0%
Gregory M. Claeys(11)	126,606	240,746	1.8%
John W. Mathews	0	0	*
All supervisory directors and managing directors as a group (11 persons)(12)	2,446,984	3,325,986	25.5%

*
Represents beneficial ownership of less than one percent of the Company's Common Shares.

(1)
Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. Applicable percentage ownership is based on 13,042,231 Common Shares outstanding as of September 30, 2002, together with applicable options for such shareholder. Common Shares subject to options currently exercisable, or exercisable within 60 days of September 30, 2002, are not deemed outstanding for computing the percentage ownership of any other person.

(2)
Includes 27,188 shares issuable to FSI pursuant to options exercisable within 60 days of September 30, 2002.

(3)
Mr. Dauwalter is President and Chief Executive Officer of Entegris. The shares listed include 1,565,687 shares held by Entegris and 27,188 shares issuable pursuant to options exercisable within 60 days of September 30, 2002. Mr. Dauwalter disclaims beneficial ownership of all shares held by Entegris.

(4)
Consists of 42,237 shares held by Mr. Anderson and 27,188 shares issuable pursuant to options exercisable within 60 days of September 30, 2002.

(5)
Consists of 14,063 shares issuable pursuant to options exercisable within 60 days of September 30, 2002.

(6)
Consists of 2,000 shares held by Mr. Jaffe and 8,438 shares issuable pursuant to options exercisable within 60 days of September 30, 2002.

(7)
Consists of 466,770 shares held by Mr. Segal, 129,528 shares held by Segal Investments LP, an investment partnership of which Mr. Segal is the Managing Partner, and 465,323 shares issuable pursuant to options exercisable within 60 days of September 30, 2002. Mr. Segal disclaims beneficial ownership of the shares held by Segal Investments LP.

(8)
Consists of 10,000 shares held by Mr. Riccio, and 37,500 shares issuable pursuant to options exercisable within 60 days of September 30, 2002.

(9)
Consists of 72,856 shares held by Mr. Reidy, and 82,081 shares issuable pursuant to options exercisable within 60 days of September 30, 2002.

(10)
Consists of 30,300 shares held by Mr. Leigh, and 103,081 shares issuable pursuant to options exercisable within 60 days of September 30, 2002.

(11)
Consists of 126,606 shares held by Mr. Claeys, and 114,140 shares issuable pursuant to options exercisable within 60 days of September 30, 2002.

(12)
Includes an aggregate of 879,002 shares issuable pursuant to options exercisable within 60 days of September 30, 2002. Also includes an aggregate of 1,565,687 shares held by Entegris and 129,528 shares owned by the investment partnership of Mr. Segal.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the 1934 Act requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of Common Shares and other equity securities of the Company. Officers, directors and greater than ten percent shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

        To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with during the fiscal year ended May 31, 2002.

EXECUTIVE COMPENSATION

Compensation of Supervisory Directors

        Each supervisory director of the Company receives a per meeting fee of $1,000 (plus $500 for each committee meeting attended by committee members on a separate day). The members of the Supervisory Board are also eligible for reimbursement for expenses incurred in connection with attendance at Supervisory Board meetings in accordance with Company policy. In the fiscal year ended May 31, 2002, the total compensation and expenses paid to non-employee supervisory directors was $38,781.71.

        Each supervisory director of the Company also receives stock option grants under the 1997 Supervisory Directors' Stock Option Plan (the "Directors' Plan"). Only non-employee supervisory directors of the Company or affiliates of such directors (as defined in the Internal Revenue Code, as amended, the "Code") are eligible to receive options under the Directors' Plan. Options granted under the Directors' Plan are intended by the Company not to qualify as incentive stock options under the Code.

        Option grants under the Directors' Plan are non-discretionary. On April 13, 1997, each supervisory director then in office was automatically granted an option to purchase 15,000 Common Shares from the Directors' Plan. Subsequently, each person elected or appointed for the first time to serve as a supervisory director is granted an option to purchase 15,000 Common Shares from the Directors' Plan. In addition, on the date of each Annual Meeting, each member of the Supervisory Board who has served as a director for at least six months and who is reelected at such Annual Meeting is automatically granted an option to purchase 3,750 Common Shares under the Directors' Plan. The exercise price of options granted under the Directors' Plan is 100% of the fair market value of the Common Shares subject to the option on the date of the option grant. Options granted under the Directors' Plan may not be exercised until the date upon which such optionee, or the affiliate of such optionee, has provided one year of continuous service as a director following the date of such option grant. Options vest at a rate of 25% one year after grant date and 25% each year thereafter in accordance with the terms of the grant. The term of options granted under the Directors' Plan is ten years. In the event of a merger of the Company with or into another corporation or a consolidation, acquisition of assets or other change-in-control transaction involving the Company, the vesting of each option will accelerate and the option will terminate if not exercised prior to the consummation of the transaction, unless the Company is the surviving entity or, if the Company is not the surviving entity, the option is assumed or an equivalent option is substituted by the successor corporation.

        During the fiscal year 2002, the Company granted options covering 18,750 shares to the supervisory directors of the Company, at an exercise price per share of $6.84. The fair market value of such Common Shares on the date of grant was $6.84 per share (based on the closing sales price reported on the Nasdaq National Market for the date of grant). As of June 30, 2002, no options had been exercised under the Directors' Plan.

Compensation of Managing Directors

        The following table shows for the fiscal years ended May 31, 2000, 2001, and 2002 compensation awarded or paid to, or earned by, the Company's Chief Executive Officer and its other four most highly compensated managing directors (the "Named Executive Officers"):

SUMMARY COMPENSATION TABLE

		Annual Compensation
Name and Principal Position	Year	Salary($)	Bonus($)	Other Annual Compensation($)		All Other Compensation($)
Edward D. Segal Chief Executive Officer and managing director	2002 2001 2000	286,533 307,000 298,380	— 199,032 198,550	— — —		129,832 6,078 2,701	(1) (1) (1)
Dennis R. Riccio President and Chief Operating Officer	2002	101,285	—	—		425	(2)
Gregory M. Claeys Vice President, Materials Division and managing director	2002 2001 2000	172,667 185,000 179,000	— 126,240 —	4,893 3,354 3,598	(2) (2) (2)	2,880 2,880 30,000	(3) (3) (4)
Peter V. Leigh Vice President, Finance, Chief Financial Officer and managing director	2002 2001 2000	182,000 195,000 182,583	— 119,991 145,950	1,179 — —	(2)	3,150 4,090 563	(3) (5) (2)
Keith E. Reidy Vice President, Marketing and managing director	2002 2001 2000	191,373 208,000 205,000	— 148,944 109,300	— — —		10,947 10,457 7,081	(6) (6) (6)

(1)
For 2002, represents $3,150 in payments to a defined contribution plan, $1,611 in car allowances, $1,277 in insurance premiums, $80,307 in interest on shareholder receivables, and $43,487 in tax services. For 2001, represents $3,150 in payments to a defined contribution plan, $1,836 in car allowances and $1,092 in insurance premiums. For 2000, represents $2,044 in car allowances and $657 in insurance premiums.

(2)
Represents insurance premiums.

(3)
Represents payments to a defined contribution plan.

(4)
Represents deferred bonus payouts.

(5)
Represents $940 in insurance premiums and $3,150 in payments to a defined contribution plan.

(6)
For 2002, represents $1,197 in insurance premiums, $6,600 in car allowances, and $3,150 in payments to a defined contribution plan. For 2001, represents $3,150 in payments to a defined contribution plan, $6,350 in car allowances, and $957 in insurance premiums. For 2000, represents $6,000 in car allowances, $624 in insurance premiums and $457 in commissions.

Stock Option Grants And Exercises

        The Company grants options to its executive officers under its Amended and Restated Employee Stock Option Plan. As of July 31, 2002, options to purchase a total of 3,832,119 shares were outstanding under the Option Plan and options to purchase 309,632 shares remained available for grant thereunder.

        The following tables show, for the fiscal year ended May 31, 2002, certain information regarding options granted to, exercised by, and held at year-end by, the Named Executive Officers:

OPTION/SAR GRANTS IN FISCAL 2002

Individual Grants
Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(3)
% of Total Options/ SARs Granted to Employees in Fiscal Year(1)
Number of Securities Underlying Options/SARs Granted (#)
Exercise Or Base Price ($/Sh)(2)
Name						Expiration Date
							5% ($)		10% ($)
Edward D. Segal(4)	20,000 100,000	1.4 7.0	% %	$ $	7.45 7.00	June 2011 December 2011	$ $	93,705 440,226	$ $	237,468 1,115,620
Dennis R. Riccio(5)	300,000	21.1%			$7.10	January 2012		$1,339,546		$3,394,671
Gregory M. Claeys(6)	6,250 45,000	0.4 3.2	% %	$ $	7.45 7.00	June 2011 December 2011	$ $	29,283 198,102	$ $	74,209 502,029
Peter V. Leigh(7)	14,063 45,000	1.0 3.2	% %	$ $	7.45 7.00	June 2011 December 2011	$ $	65,889 198,102	$ $	166,975 502,029
Keith E. Reidy(8)	14,063 45,000	1.0 3.2	% %	$ $	7.45 7.00	June 2011 December 2011	$ $	65,889 198,102	$ $	166,975 502,029

(1)
Based on options to purchase an aggregate of 1,421,822 shares granted to employees (including employee directors) during the fiscal year ended May 31, 2002. The foregoing total excludes options granted to consultants and non-employee directors.

(2)
The exercise price per share of each option was equal to the quoted fair market value of the Common Shares on the date of grant.

(3)
The potential realizable value is calculated based on the term of the option at its time of grant. It is calculated by assuming that the stock price on the date of grant appreciates at the indicated annual rate, compounded annually for the entire term of the option and that the option is exercised and sold on the last day of its term for the appreciated stock price. The 5% and 10% rates represent certain assumed rates of appreciation only, in accordance with the rules of the Securities and Exchange Commission, and do not reflect the Company's estimate or projection of future stock price performance. Actual gains, if any, are dependent on the actual further performance of the Common Shares, and no gain to the optionee is possible unless the stock price increases over the option term.

(4)
6.25% of the shares subject to Mr. Segal's option grants vested on September 1, 2001, and March 11, 2002, respectively, and 6.25% of such shares vest every quarter during the four years thereafter.

(5)
6.25% of the shares subject to Mr. Riccio's option grants vested on April 7, 2002, and 6.25% of such shares vest every quarter during the four years thereafter.

(6)
6.25% of the shares subject to Mr. Claeys's option grants vested on September 1, 2001, and March 11, 2002, respectively, and 6.25% of such shares vest every quarter during the four years thereafter.

(7)
6.25% of the shares subject to Mr. Leigh's option grants vested on September 1, 2001, and March 11, 2002, respectively, and 6.25% of such shares vest every quarter during the four years thereafter.

(8)
6.25% of the shares subject to Mr. Reidy's option grants vested on September 1, 2001, and March 11, 2002, respectively, and 6.25% of such shares vest every quarter during the four years thereafter.

Aggregated Option/SAR Exercises in Last Fiscal Year, and Fiscal Year-End Option/SAR Values

			Number of Securities Underlying Unexercised Options/SARs at Fiscal Year-End (#)
					Value of Unexercised In-the-Money Options/SARs at Fiscal Year-End ($)(2)
Name	Shares Acquired on Exercise(#)	Value Realized($)(1)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Edward D. Segal	20,500	$135,490	443,572	183,876	$2,463,120	$741,400
Dennis R. Riccio	—	—	18,750	281,250	$45,375	$680,625
Gregory M. Claeys	—	—	99,607	61,643	$149,323	$89,389
Peter V. Leigh	—	—	89,446	78,617	$434,380	$361,365
Keith E. Reidy	17,000	$127,670	68,446	78,617	$292,840	$361,365

(1)
The value realized is based on the fair market value of the Company's Common Shares on the exercise date minus the exercise price.

(2)
The valuations are based on the fair market value of the Company's Common Shares on May 31, 2002 of $9.52, minus the exercise price of the options.

Employment Agreements and Termination of Employment Arrangements

        Each of the Named Executive Officers is employed pursuant to an employment contract with a subsidiary of Metron, which is incorporated in his country of residence. As a consequence of the fact that the Company was reporting operating losses, all Named Executive Officers agreed to accept a 10% reduction in their current base salaries effective October 1, 2001 for an indefinite period. The reductions remained in effect as of the end of fiscal year 2002.

        Edward D. Segal is employed pursuant to an employment contract entered into in September 1999 with Metron Technology Corporation, a California corporation and wholly-owned subsidiary of the Company ("MTC"), and with the Company. The employment contract provides that Mr. Segal will serve as a Managing Director of the Company and as the Company's President and Chief Executive Officer at an annual salary of not less than $295,000. The agreement also provides for Mr. Segal's participation in an annual incentive compensation plan approved by the Supervisory Board and for other usual and customary benefits. The Company and MTC agreed to indemnify Mr. Segal against any liability to which he may be subject for judgments, settlements, penalties, fees and expenses of defense, including attorney's fees, bonds and costs of investigation, arising out of or in any way related to acts or omissions as a member of the Managing Board, or an executive officer, or in any other capacity in which services are rendered to the Company or MTC and its subsidiaries. However, Mr. Segal would not be entitled to indemnification under this agreement under certain circumstances, including if indemnification is expressly prohibited under applicable law or if indemnification is expressly prohibited by Metron's Articles or MTC's charter. If Mr. Segal's employment is terminated by MTC without cause or by Mr. Segal for good reason or due to disability, in exchange for Mr. Segal's signing a release of all claims, he will continue to receive his base salary for a period of 12 months in addition to other customary benefits.

        Dennis R. Riccio is employed pursuant to an employment contract entered into in November 2001 with MTC and with the Company. The employment contract provides that Mr. Riccio will serve as a managing director of the Company and as the Company's President and Chief Operating Officer at an annual salary of not less than $280,000. The agreement also provides for Mr. Riccio's participation in an annual incentive compensation plan approved by the Supervisory Board and for other usual and customary benefits. The Company and MTC agreed to indemnify Mr. Riccio against any liability to which he may be subject for claims, damages, judgments, losses, liabilities, fees and expenses of defense, including attorney's fees, bonds and costs of investigation, arising out of or in any way related to acts or omissions as a member of the Managing Board, or an executive officer, or in any other capacity in which services are rendered to the Company or MTC and its subsidiaries. However, Mr. Riccio would not be entitled to indemnification under this agreement under specified circumstances including if indemnification is expressly prohibited under applicable law or prohibited by Metron's Articles or MTC's charter. If Mr. Riccio's employment is terminated by MTC without cause or by Mr. Riccio for good reason or due to disability, in exchange for Mr. Riccio's signing a release of all claims, he will continue to receive his final base salary for a period of 12 months in addition to other customary benefits.

        Peter V. Leigh is employed pursuant to an employment contract entered into in September 1999 with MTC and with the Company. The employment contract provides that Mr. Leigh will serve as a managing director of the Company and as the Company's Vice President, Finance and Chief Financial Officer at an annual salary of not less than $180,000. The agreement also provides for Mr. Leigh's participation in an annual incentive compensation plan approved by the Supervisory Board and for other usual and customary benefits. The Company and MTC agreed to indemnify Mr. Leigh against any liability to which he may be subject for judgments, settlements, penalties, fees and expenses of defense, including attorney's fees, bonds and costs of investigation, arising out of or in any way related to acts or omissions as a member of the Managing Board, or an executive officer, or in any other capacity in which services are rendered to the Company or MTC and its subsidiaries. However, Mr. Leigh would not be entitled to indemnification under this agreement under specified circumstances including if indemnification is expressly prohibited under applicable law or prohibited by Metron's Articles or MTC's charter. If Mr. Leigh's employment is terminated by MTC without cause or by Mr. Leigh for good reason or due to disability, in exchange for Mr. Leigh's signing a release of all claims, he will continue to receive his final base salary for a period of 12 months in addition to other customary benefits.

        Keith Reidy is employed by MTC pursuant to an employment contract entered into in September 1999 with MTC and with the Company. The employment contract provides that Mr. Reidy will serve as a managing director and as Vice President, Marketing of the Company at an annual salary of not less than $200,000. The agreement also provides for Mr. Reidy's participation in an annual incentive compensation plan approved by the Supervisory Board, and for other usual and customary benefits. The Company and MTC agreed to indemnify Mr. Reidy against any liability to which he may be subject for judgments, settlements, penalties, fees and expenses of defense, including attorney's fees, bonds and costs of investigation, arising out of or in any way related to acts or omissions as a member of the Managing Board, or an executive officer, or in any other capacity in which services are rendered to the Company or MTC and its subsidiaries. However, Mr. Reidy would not be entitled to indemnification under this agreement under specified circumstances, including if indemnification is expressly prohibited under applicable law or prohibited by Metron's Articles or MTC's charter. If Mr. Reidy's employment is terminated by MTC without cause or by Mr. Reidy for good reason or due to disability, in exchange for Mr. Reidy's signing a release of all claims, he will continue to receive his base salary for a period of 12 months in addition to other customary benefits.

        Gregory M. Claeys is employed pursuant to an employment contract entered into in July 1998 with Kyser, MTC and the Company. The employment contract provides that Mr. Claeys will serve as President of Kyser at an annual salary of not less than $170,000. The agreement also provided for the Company's grant of an option to purchase 90,000 Common Shares to Mr. Claeys upon execution of the contract. Under the agreement, Mr. Claeys participates in an annual incentive compensation plan approved by the Supervisory Board and an incentive compensation plan for employees of Kyser and for other usual and customary benefits. The Company and MTC agree to indemnify Mr. Claeys against any liability to which he may be subject for judgments, settlements, penalties, fees and expenses of defense, including attorney's fees, bonds and costs of investigation, arising out of or in any way related to acts or omissions as an employee, officer, director or agent in which services are rendered to Kyser. However, Mr. Claeys would not be entitled to indemnification under this agreement under specified circumstances, including if indemnification is expressly prohibited under applicable law or prohibited by Kyser's charter.

REPORT OF THE COMPENSATION COMMITTEE OF THE SUPERVISORY BOARD
ON EXECUTIVE COMPENSATION(1)

        The Compensation Committee (the "Committee") of the Supervisory Board generally makes decisions regarding the compensation of our Chief Executive Officer, Edward D. Segal, and its other executive officers. During fiscal 2002, the Committee consisted of the following serving members of the Supervisory Board: Messrs. Anderson, Dauwalter, Elftmann and Nakanuma; all four are outside directors. The Committee has furnished the following report on the 2002 compensation of Edward D. Segal and our other executive officers.

(1)
The material in this report is not "soliciting material," is not deemed "filed" with the SEC, and is not to be incorporated by reference into any filing of the Company under the 1933 Act or 1934 Act, whether made before or after the date hereof and irrespective of any general incorporation language contained in such filing.

        In setting the compensation levels, the Committee considers the standard practices in the semiconductor equipment and materials industry, including data from surveys, as well as the practices of companies with whom Metron competes for executive talent. In addition, the Committee considers the overall performance of the Company in setting the compensation levels of our executive officers. As a consequence of the fact that the Company was reporting operating losses for fiscal year 2002, the Committee recommended, and all executive officers agreed to accept, a 10% reduction in the current base salaries of all executive officers, effective October 1, 2001 and to continue for an indefinite period. The reductions remained in effect as of the end of fiscal year 2002. Metron believes that its total executive compensation package is near the median among its peers.

Elements of Annual Compensation

        Salary.    The Committee determines base salaries, incentive compensation and stock option grants of the executive officers in part in reliance on the Radford Survey (the "Survey") or the prevailing competitive salaries in the technology sector for similar positions and by evaluating those salary standards against the achievement by the Company of its corporate goals. The Committee compared the compensation of the Company's executive officers to equivalent data in the Survey and competitive market compensation levels to determine base salary, target bonuses and target total cash compensation. The Committee also reviewed and compared the practices of such companies with respect to stock option grants. Increases in annual salaries are based on actual corporate and individual performance against targeted performance and various subjective performance criteria. Targeted performance criteria vary for each executive officer based on his area of responsibility. Subjective performance criteria include an executive officer's ability to motivate others, develop the skills necessary to mature with the Company and recognize and pursue new business opportunities to enhance the Company's growth and success. The Committee does not use a specific formula based on these targeted performance and subjective criteria, but instead makes an evaluation of each executive officer's contributions in light of all of the criteria.

        Stock Options.    The Committee grants stock options under our stock option plans to foster executive ownership and to provide direct linkage with shareholder interests. The Committee considers the current level of equity holdings in Metron, stock options previously granted, industry practices, the executive's accountability level, and assumed potential share value when determining stock option grants. The Committee relies upon competitive guideline ranges of retention-effective, target-gain objectives to be derived from option gains based upon relatively aggressive assumptions relating to planned growth and earnings. In this manner, potential executive gains parallel those of other shareholders over the long term. Therefore, the stock option program serves as our primary long-term incentive and retention tool for executives and other key employees. The exercise prices of stock options granted to executive officers are equal to the market value of the shares on the date of grant.

CEO Compensation

        Mr. Segal joined Metron as President and Chief Executive Officer in July 1995. In general, the factors utilized in determining Mr. Segal's compensation are the same as those applied to the other executive officers in the manner described in the preceding paragraphs, although achievement of Company financial performance goals have a greater impact on his total compensation.

        In establishing Mr. Segal's base salary, it was the Committee's intent to provide him with a level of stability and certainty each year. His base salary for the 2002 fiscal year of $286,533 is comparable to the reported base salaries for Chief Executive Officers in the Survey. Mr. Segal's compensation for the 2002 fiscal year did not contain an annual bonus component.

        In June 2001 and December 2001, the Committee awarded Mr. Segal additional options to purchase 20,000 and 100,000 Common Shares, respectively.

        The Committee believes that Mr. Segal's compensation for the 2002 fiscal year is consistent with the criteria described above and the Committee's evaluation of his overall leadership and management of the Company.

Compliance with Internal Revenue Code Section 162(m)

        Section 162(m) of the Code limits the Company to a deduction for federal income tax purposes of no more than $1 million of compensation paid to certain Named Executive Officers in a taxable year. Compensation above $1 million may be deducted if it is "performance-based compensation" within the meaning of the Code.

        The statute containing this law and the applicable proposed Treasury regulations offer a number of transitional exceptions to this deduction limit for pre-existing compensation plans, arrangements and binding contracts. As a result, the Committee believes that at the present time it is quite unlikely that the compensation paid to any Named Executive Officer in a taxable year which is subject to the deduction limit will exceed $1 million.

Conclusion

        In summary, it is the opinion of the Committee that the adopted executive compensation policies and plans provide the necessary total remuneration program to properly align our performance and the interest of our shareholders with competitive and equitable executive compensation in a balanced and reasonable manner, for both the short and long term.

                      Compensation Committee
                      Robert R. Anderson
                      James E. Dauwalter
                      Joel A. Elftmann
                      Sho Nakanuma

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

        The Company's compensation committee consists of Messrs. Anderson, Dauwalter, Elftmann and Nakanuma.

        None of the current members of the Company's compensation committee is an officer or employee of the Company. Mr. Elftmann is President of I-Tech Products LLC and was recently the Chairman of the Board of FSI International, Inc., one of the Company's principals and shareholders. Mr. Dauwalter is President of Entegris, Inc., one of the Company's principals and shareholders. See "Certain Transactions" for a more detailed description of the relationship between the Company and each of FSI and Entegris.

PERFORMANCE MEASUREMENT COMPARISON(1)

        The following graph shows the total shareholder return of an investment of $100 in cash on November 18, 1999 for (i) the Company's Common Shares, (ii) the Standard & Poor's SmallCap Index of 600 companies (the "S&P SmallCap 600") and (iii) the peer group as published by SEMI in their SEMIndex for United States companies with a market cap of less than $250 million.

(1)
This Section is not "soliciting material," is not deemed "filed" with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933 or the 1934 Act whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

COMPARISON OF 30 MONTH CUMULATIVE TOTAL RETURN*
AMONG METRON TECHNOLOGY N.V., THE S & P SMALLCAP 600 INDEX
AND A PEER GROUP

  *
  $100 INVESTED ON 11/18/99 IN STOCK AND PEER GROUP OR ON 10/31/99 IN S & P—INCLUDING REINVESTMENT OF DIVIDENDS. FISCAL YEAR ENDING MAY 31.

    Copyright © 2002, Standard & Poor's, a division of The McGraw-Hill Companies, Inc. All rights reserved.
    www.researchdatagroup.com/S&P.htm

    The SEMIndex peer group consists of 47 companies in the semiconductor industry as follows: ADE Corporation; Advanced Energy Industries; Amkor Technology, Inc.; Applied Materials, Inc.; Asyst Technology Corporation; ATMI, Inc.; Axcelis Technologies, Inc.; Brooks Automation, Inc.; Cabot Microelectronics Corporation; Cognex Corporation; Coherent, Industries; Cohu, Inc.; Coorstek, Inc.; Credence Systems Corporation; Cymer, Inc.; Dupont

    Photomasks, Inc,; Electro Scientific Industries; Electroglas, Inc.; Emcore Corporation; Entegris, Inc.; FSI International, Inc.; Helix Technology Corporation; Ibis Technology Corporation; Keithley Industries, Inc.; KLA-TENCOR Corporation; Kulicke & Soffa Industries, Inc.; LAM Research Corporation; LTX Corporation; Mattson Technology, Inc.; MEMC Electronic Materials, Inc.; Metron Technology N.V.; MKS Instrument, Inc.; Nanometrics, Inc.; Nova Measuring Instruments, Ltd.; Novellus Systems, Inc.; Photronics, Inc.; PRI Automation, Inc.; Robotic Vision Systems, Inc.; Rudolph Technologies, Inc.; Semitool, Inc.; Speedfam-IPEC, Inc.; Teradyne, Inc.; Terma-Wave, Inc.; Ultratech Stepper, Inc.; Varian Semiconductor Equipment; Veeco Industries, Inc.; Zygo Corporation.

CERTAIN TRANSACTIONS

Transactions with FSI

        As of May 31, 2002, FSI International, Inc. ("FSI") held approximately 20.7% of the Company's outstanding shares. In fiscal and 2001 and 2002 products from FSI accounted for 25%, and 12% of the Company's revenue, respectively. In addition, Mr. Elftmann, a supervisory director of the Company, was Chairman of the Board of FSI until January 2002.

        Distribution Agreement.    In March 1998, the Company and FSI entered into a distribution agreement which has been amended to reflect FSI's sale of its chemical management division in July 1999. Pursuant to the terms of this agreement, FSI and the Company agreed that, with some exceptions, the Company would distribute some of FSI's products and related spare parts in specific countries primarily in Europe and Asia. Either party may terminate the agreement by providing at least 12 months' prior written notice.

        Pursuant to the distribution agreement, FSI sells products to the Company and the Company receives from FSI discounts ranging from 5% to 20% of the net sales price. The exact percentage varies depending on the product. For some products, the discounts may be renegotiated at the request of FSI if FSI's ownership of the Company drops below 25%. In cases where customers receive discounts off of the net sales price, the discounts are generally divided between FSI and the Company. The actual terms vary depending on product, location and the extent of the discount.

        In October 2002, the Company and FSI entered into a transition agreement providing for the early termination of their distribution agreements in Europe and Asia. Effective March 1, 2003 ("closing date"), FSI will assume direct sales, service and applications support and logistics responsibilities for its surface conditioning and microlithography products in Europe and Asia, while the Company will continue to represent FSI products in Israel. Under the terms of the transition agreement, FSI advanced $3.0 million in cash to the Company and has agreed to advance an additional $1.0 million subject to the review of the FSI inventory held by the Company. On the closing date of the agreement, the advance will be applied toward the repurchase by FSI of inventory and equipment that the Company acquired under the current distribution arrangement. Additionally, FSI has agreed to pay to the Company on the closing date of the agreement an early termination fee of approximately $2.75 million. Subject to approval by the Company's shareholders, FSI will surrender at closing 1,154,492 of the common shares of the Company now owned by FSI as the form of consideration for the termination fee, resulting in a reduction of FSI's current ownership of approximately 20.6% of the Company's outstanding common shares to approximately 11.8%. The Company expects that approximately 90 of its employees who are currently dedicated to sales, technical service and applications engineering activities related to the distribution of FSI products in Europe and Asia will transfer to FSI with the closing of the transition agreement.

        Other Agreements.    FSI is also party to an investor rights agreement which grants FSI registration rights pursuant to the shares it owns. The investor rights agreement terminates by its terms on November 19, 2002. As a supervisory director of the Company, Mr. Elftmann receives yearly option grants. In addition, Mr. Elftmann agreed to convey title to the option (if this is permitted by its terms) and any shares received upon exercise of the option to FSI or to sell the shares and remit the proceeds to FSI upon FSI's request.

Transactions with Entegris

        As of May 31, 2002, Entegris, Inc. ("Entegris") held approximately 12.0% of the Company's outstanding shares, and in fiscal 2001 and 2002, products from Entegris accounted for 25% and 13% of the Company's revenue, respectively. In addition, Mr. Dauwalter, a supervisory director of the Company, is President and Chief Operating Officer of Entegris.

        Distribution Agreements.    On January 8, 2001 the Company and Entegris entered into an agreement to modify their existing distribution relationship. Pursuant to that agreement, Entegris agreed to transfer to the Company 1,125,000 common shares of Metron and make cash payments totaling $1.75 million to the Company over a 15-month period. On February 13, 2001, the Company and Entegris entered into a transition agreement whereby Entegris assumed direct sales responsibility for products from its Microelectronics Group in Europe beginning April 1, 2001, and in Asia beginning May 1, 2001. Pursuant to the transition agreement, Metron received revenue (either in the form of a 10% sales commission or a discount off the sales list price, which ranges from 5% to 40% depending on the product) for orders received before the above dates and shipped within the 90 days following these dates. In addition, on March 1, 2001, the Company and Entegris entered into a new distribution agreement, under which the Company will continue to distribute Entegris' Fluid Handling Group product line in all regions in Europe, Asia, and parts of the United States covered under the previous distribution agreements. The distribution agreement will continue until August 31, 2005 and renew automatically for successive five-year terms. The parties may terminate the agreement early under certain circumstances or, with 12 months' notice, at the end of the then-current term. Pursuant to the distribution agreement, Entegris has agreed to sell products to the Company at a 10% to 40% discount from the published list price, depending on the product. If Entegris asks the Company to act as a manufacturer's sales representative, Entegris will provide the Company with a commission structure for those sales.

        Other Agreements.    Entegris is also party to an investor rights agreement which grants Entegris registration rights pursuant to the shares it owns. The investor rights agreement terminates by its terms on November 19, 2002. As a supervisory director of the Company, Mr. Dauwalter receives yearly option grants. On September 17, 2002, the Company was informed that Entegris and Mr. Dauwalter have agreed to terminate their nominee agreement, pursuant to which Mr. Dauwalter agreed to exercise his options to purchase common shares of the Company at the request of Entegris, to vote the shares received upon exercise of these options as directed by Entegris, and to hold title to these shares only as a nominee for Entegris, without any beneficial right, ownership or interest in the shares. As a result of the termination of this agreement, Mr. Dauwalter will become the beneficial owner of these shares, and Entegris will cease to be deemed the beneficial owner of these shares.

Indebtedness of Management

        In July 1995, Edward D. Segal, President and Chief Executive Officer entered into a Tax Indemnification Agreement ("TIA") with the Company as part of its acquisition of Transpacific Technology Corporation. At the time of the acquisition and until it completed its initial public offering in November 1999, Metron was a "controlled foreign corporation" under Subpart F of the US Internal Revenue Code ("Subpart F"), and as a "US person" the officer/director was liable for personal income tax on income imputed to him under Subpart F. Under the agreement, the Company has provided cash advances for taxes due for Subpart F income that totaled $270,000. Under the TIA, Mr. Segal is required to repay these advances only to the extent that he benefits from the increase in the tax basis of his holding of Metron stock. Accordingly, in fiscal 2001, the Company recorded a reserve of $160,000 against these advances. Repayment of a portion of the advances is required beginning with the first sale of shares owned by Mr. Segal.

Indemnity Agreements

        See "Employment Agreements and Termination of Employment Arrangements" for a description of indemnification provisions contained in agreements with Named Executive Officers.

Employment Agreements

        See "Employment Agreements and Termination of Employment Arrangements" for a description of employment agreements with Named Executive Officers.

APPENDIX A

METRON TECHNOLOGY N.V.

EMPLOYEE STOCK OPTION PLAN

Amended and Restated Effective October 13, 1999
Amended by the Supervisory Board April 13, 2000
Amendment Approved by Shareholders November 21, 2000
Amended by the Supervisory Board July 15, 2001
Amendment Approved by Shareholders October 30, 2001

1.    PURPOSE.

        1.1  The purpose of this employee stock option plan (the "Plan") is to motivate key employees of and consultants to Metron Technology N.V. (the "Company") and its group companies (the "Group Companies") to improve individual performance by providing long-term incentives to such persons by way of facilitating ownership of shares in the issued share capital of the Company. The Plan is also intended to facilitate recruiting and retaining key personnel of outstanding ability by providing an attractive capital accumulation opportunity.

        1.2  The Plan provides employees (including directors who are employees) of the Company and its Group Companies ("Employees") an opportunity to purchase Shares pursuant to options which may qualify as incentive stock options (hereafter "Incentive Stock Options") under Section 422 of the United States Internal Revenue Code of 1986, as amended (hereafter the "Code"), and employees (including directors who are employees) of and consultants to the Company and its Group Companies an opportunity to purchase Shares pursuant to options which are not described in Sections 422 or 423 of the Code (hereafter "Nonqualified Stock Options").

2.    SUBPLANS AUTHORIZED.

        The Plan shall operate as a master plan and to the extent appropriate the Company and/or its Group Companies may adopt subplans which among other things may be intended to address specific laws of one or more of the jurisdictions in which the Company and/or its Group Companies operate (a "Subplan").

3.    DEFINITIONS.

        Capitalized terms used in the Plan and in the Agreement (as defined below) have the meaning ascribed thereto in this Section 3.

        (a)  "Agreement" means a written contract entered into between the Company and/or a Group Company on the one hand and an Optionee on the other hand containing the terms and conditions of an Option, which shall be consistent with the Plan and be determined by the Board, together with all amendments thereto made by the Board in accordance with Section 13 hereof.

        (b)  "Board" means the supervisory board of the Company.

        (c)  "Committee" means a committee designated by the Board to administer the Plan in accordance with Section 13 hereof.

        (d)  "Company" means Metron Technology N.V., a public company with limited liability established at Amsterdam, The Netherlands.

        (e)  "Consultant" means any person, including an advisor, (i) engaged by the Company or a Group Company to render consulting or advisory services and who is compensated for such services or

(ii) who is a member of the Board of Directors of a Group Company. However, the term "Consultant" shall not include either Directors who are not compensated by the Company for their services as Directors or Directors who are merely paid a director's fee by the Company for their services as Directors.

        (f)    "Employee" means an employee (including a managing director who is also an employee) of the Company or a Group Company.

        (g)  "Exchange Act" means the Securities Exchange Act of 1934, as amended.

        (h)  "Fair Market Value" means, as of any date, the value per Share determined as follows:

            (i)  if the Stock is listed on any official stock exchange, the Fair Market Value shall be the closing sales price per Share on such stock exchange (or the closing bid price if no sales were reported) for the last trading day prior to the time of determination; or

          (ii)  if the Stock is not listed on any official stock exchange, the Fair Market Value shall be determined by the Board, using such criteria as it shall determine, in its sole discretion, to be appropriate for such valuation.

        (i)    "General Meeting" means the general meeting of shareholders of the Company.

        (j)    "Group Company" ("groepsmaatschappij") has the meaning assigned to it in Section 2:24b of the Dutch Civil Code or any successor provision thereof with the understanding that FSI Metron Europe Ltd., a company under the laws of England with its registered at Brighton is deemed not to be a Group Company.

        (k)  "Non-Employee Director" means a Director who either (i) is not a current Employee or Officer of the Company or its parent or a subsidiary, does not receive compensation (directly or indirectly) from the Company or its parent or a subsidiary for services rendered as a consultant or in any capacity other than as a Director (except for an amount as to which disclosure would not be required under Item 404(a) of Regulation S-K promulgated pursuant to the Securities Act ("Regulation S-K")), does not possess an interest in any other transaction as to which disclosure would be required under Item 404(a) of Regulation S-K and is not engaged in a business relationship as to which disclosure would be required under Item 404(b) of Regulation S-K; or (ii) is otherwise considered a "non-employee director" for purposes of Rule 16b-3.

        (l)    "Officer" means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

        (m)  "Option" means a right to purchase Shares pursuant to the terms of the Plan.

        (n)  "Option Price" means the price at which a Share covered by the respective Option may be purchased.

        (o)  "Optionee" means an Employee or Consultant to whom an Option is or has been granted.

        (p)  "Outside Director" means a Director who either (i) is not a current employee of the Company or an "affiliated corporation" (within the meaning of Treasury Regulations promulgated under Section 162(m) of the Code), is not a former employee of the Company or an "affiliated corporation" receiving compensation for prior services (other than benefits under a tax qualified pension plan), was not an officer of the Company or an "affiliated corporation" at any time and is not currently receiving direct or indirect remuneration from the Company or an "affiliated corporation" for services in any capacity other than as a Director or (ii) is otherwise considered an "outside director" for purposes of Section 162(m) of the Code.

        (q)  "Plan" means this Metron Technology N.V. Employee Stock Option Plan, any Subplans authorized by the Company and any amendments made thereto by the Board in accordance with Section 12 hereof.

        (r)  "Securities Act" means the Securities Act of 1933, as amended.

        (s)  "Share" means a common share in the issued share capital of the Company.

        (t)  "Stock" means the common shares in the issued share capital of the Company.

        (u)  "Successor" with respect to an Optionee means the person or persons who, by will or according to the applicable law of inheritance, acquire(s) the right to exercise an Option.

        (v)  "Ten Percent Shareholder" means a person who owns (or is deemed to own pursuant to Section 424(d) of the Code) stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or of any of the Group Companies.

        (w)  "Term" means the period during which an Option may be exercised.

4.    SHARES AVAILABLE UNDER THE PLAN.

        4.1  The number of Shares available for distribution under the Plan shall not exceed 4,750,000, subject to adjustment pursuant to Section 14 hereof. Shares used for purposes of the Plan shall be common shares in the authorized share capital of the Company.

        4.2  If an Option should expire or can no longer be exercised for any reason without having been exercised in full, the unissued Shares which were subject thereto shall, unless the Plan shall have been terminated, become available for future issuance under the Plan.

        4.3  For the purposes of computing the total number of Shares granted under the Plan, each Option shall be deemed to be the equivalent of the maximum number of Shares that may be issued upon exercise of the particular Option.

        4.4  Subject to the provisions of Section 14 relating to adjustments upon changes in the shares of Common Stock, no Employee shall be eligible to be granted Options covering more than one million (1,000,000) shares of Common Stock during any calendar year.

5.    ELIGIBILITY.

        Participation in the Plan shall be limited to Employees and Consultants, and the Committee or the Board shall determine which Employees and Consultants shall be granted Options under the Plan, and the terms of such Options, all as more fully provided in the relevant Agreement.

6.    GENERAL TERMS OF OPTIONS.

        6.1  Each Option shall be subject to an Agreement.

        6.2  Each Agreement shall set forth the number of Shares to which the Option subject to such Agreement applies, the Option Price and such other terms and conditions applicable to the Option as shall be determined by the Board acting in its sole discretion, subject however to the provisions of the Plan, particularly this Section 6.2 thereof.

        6.3  The Option Price shall never be less than the nominal value per Share. Moreover, the Option Price shall not be less than the Fair Market Value on the date the Option is granted. Notwithstanding the foregoing, (a) in the case of an Incentive Stock Option granted to a Ten Percent Shareholder, then such Incentive Stock Options shall have a Term of no longer than 5 years and an Option Price of at least 110% of the Fair Market Value on the date the Option is granted and (b) in the case of an Incentive Stock Option granted to any other person, the Option Price shall not be less than the fair

Market Value on the date that the Option is granted. The Option Price shall be subject to adjustment to the extent provided in this Plan or the relevant Agreement.

        6.4  In the case of Incentive Stock Options, the aggregate Fair Market Value (determined as of the time such Option is granted) of the Shares with respect to which Incentive Stock Options are exercisable for the first time by an Employee in any calendar year (under the Plan and any other plans of the Company or its Group Companies) shall not exceed $100,000 or the equivalent thereof in another currency.

        6.5  The Agreement may contain such other terms, provisions, and conditions as may be determined by the Board (not inconsistent with this Plan). If an Option, or any part thereof is intended to qualify as an Incentive Stock Option, the Agreement shall contain those terms and conditions which are necessary to so qualify it.

7.    TRANSFERABILITY.

        Each Agreement shall provide that Options may not be sold, assigned, transferred, exchanged, pledged or otherwise encumbered. Notwithstanding the immediately preceding sentence, an Agreement may provide that the Option subject to the Agreement shall transfer in the event of the death of an Optionee to a Successor or, alternatively, that the death of an Optionee shall accelerate the Term of the Option in accordance with Section 9 of the Plan.

8.    EFFECTIVE DATE AND DURATION OF THE PLAN.

        8.1  The Plan shall become effective as of and its "Effective Date" shall be the date it is approved by the general meeting of shareholders of the Company.

        8.2  The Plan shall remain in effect until the earlier of (i) the date as of which the Board has terminated the Plan; and (ii) the tenth anniversary of the Effective Date (the "Termination Date"); provided, however, that Options granted prior to the Termination Date may vest, be exercised or otherwise effectuated in accordance with the relevant Agreement beyond the Termination Date unless the authority to do so is limited in the Agreement or otherwise.

9.    TERM OF OPTIONS, ACCELERATION.

        Each Agreement shall set forth the Term of the Option; provided, however, that the Term of an Option shall not be for more than 10 years and that, in the case of an Incentive Stock Option granted to Ten Percent Shareholder, then such Incentive Stock Options shall have a Term of no longer than 5 years and an Option Price of at least 110% of the Fair Market Value on the date the Option is granted. Acceleration of the expiration of the applicable Term is permitted upon such terms and conditions as shall be set forth in the Agreement, which may, but need not, include, without limitation, acceleration in the event of the Optionee's death or retirement as Employee.

10.
TERMINATION OF EMPLOYMENT AND CONSULTING RELATIONSHIP AND PERMANENT DISABILITY OF THE OPTIONEE.

        10.1    No Option may be exercised by an Optionee from the date on or as per which the Optionee is no longer an Employee or a Consultant, for any reason whatsoever, except as and to the extent provided in the Agreement applicable to that Option. Notwithstanding the foregoing, a change in the capacity in which a person provides services to the Company will not constitute a termination of employment or consulting relationship for purposes of the Plan provided that there is no interruption in the period during which the person provides services to the Company.

        10.2    Subject to Section 10.1 of the Plan, during the lifetime of an Optionee, only such Optionee (or such Optionee's legal representative) may exercise an Option. An Option may be exercised by the

Successor of an Optionee following the death of such Optionee to the extent, and during the period of time, if any, provided in the applicable Agreement.

        10.3    Notwithstanding the provisions of Section 10.1 above, in the event of termination of the Optionee's employment or consulting relationship with the Company or one or more of the Group Companies as a result of his total and permanent disability (as determined by the Board or the Committee) the Optionee may, but only within 12 months from the date of such termination (but in no event later than the expiration date of the Term of such Option as set forth in the relevant Agreement), exercise the Option in accordance with the terms and conditions of the relevant Agreement. If and to the extent that the Optionee does not so exercise the Option, the Option shall terminate without any payment of compensation or remuneration being due or payable to the Optionee.

11.    EXERCISE OF OPTIONS.

        11.1    The Option Price of the Shares with respect to which an Option is exercised shall be payable to the Company in full at the time of exercise of the Option and shall be made in such currency as the Board shall specify in the applicable Agreement. However, the Board may, in its sole discretion, permit an Optionee to pay the Option Price in whole or in part (i) with Shares owned by the Optionee; (ii) with Shares issuable upon exercise of the Option; (iii) delivery on a form prescribed by the Board of an irrevocable direction to a securities broker approved by the board or the Board to sell Shares and to deliver all or a portion of the proceeds thereof to the Company in payment for the Shares; or (iv) a combination of the foregoing, and in any such event the Company undertakes to repurchase the Shares involved. Any Shares used to pay all or part of the Option Price shall be valued by the Board or the Committee at their Fair Market Value on the date of the exercise of the Option. In addition, any Shares used to pay all or part of the Option Price that were acquired, directly or indirectly from the Company, must have been held for more than six (6) months (or such longer or shorter period of time required to avoid a charge to earnings for financial accounting purposes) prior to their use for such payment.

        Notwithstanding the above, it is expressly understood that an Optionee may only use Shares to pay all or part of the Option Price and that the Company shall only be bound to repurchase those Shares subject to the condition precedent that the provisions of Dutch law and the articles of association of the Company, as the same may be amended from time to time, concerning the repurchase by the Company of shares in its own capital are complied with and satisfied.

        11.2    Each Option shall be exercisable in whole or in part on the terms provided for in the relevant Agreement. In no event shall any Option be exercisable at any time after the expiration of its Term. When an Option is no longer exercisable, it shall be deemed to have lapsed or terminated without any payment of compensation or remuneration due to anybody.

12.
TERMINATION, SUSPENSION AND MODIFICATION OF THE PLAN AND ALTERATION AND AMENDMENT OF AGREEMENTS AND OPTIONS.

        To the extent permitted by law the Board may at any time and from time to time terminate, suspend or modify the Plan. The Board shall in no event amend the Plan in the following respects without the approval of the general meeting of shareholders resolving with a majority then sufficient to approve the Plan in the first instance:

            (i)  to increase the maximum number of Shares subject to Incentive Stock Options issued under the Plan; or

          (ii)  to change the designation or class of persons eligible to receive Incentive Stock Options under the Plan.

        The Board may at any time alter or amend any or all Agreements and the terms and conditions of outstanding Options, except the Option Price, provided, however, that no such termination, suspension, modification, alteration or amendment will materially and adversely affect any right acquired by any Optionee under an Option granted before the date of termination, suspension, modification, alteration or amendment, unless otherwise agreed to by the Optionee in the Agreement or otherwise or unless required by law. However, it will be conclusively presumed that any adjustment for changes in capitalization provided for in Section 14 does not adversely affect the rights of any Optionee.

13.    ADMINISTRATION.

        13.1    Administration by Board.    The Board shall administer the Plan unless and until the Board delegates administration to a Committee, as provided in Section 13.3.

        13.2    Powers of Board.    The Board shall have the power, subject to, and within the limitations of, the express provisions of the Plan:

          (a)  To determine from time to time which of the persons eligible under the Plan shall be granted Options; when and how each Option shall be granted; the provisions of each Option granted (which need not be identical), including the time or times when a person shall be permitted to receive Common Stock pursuant to an Option; and the number of shares of Common Stock with respect to which an Option shall be granted to each such person.

          (b)  To construe and interpret the Plan and Options granted under it, and to establish, amend and revoke rules and regulations for its administration. The Board, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan or in any Agreement, in a manner and to the extent it shall deem necessary or expedient to make the Plan fully effective.

          (c)  Generally, to exercise such powers and to perform such acts as the Board deems necessary or expedient to promote the best interests of the Company which are not in conflict with the provisions of the Plan.

        13.3    Delegation to Committee.

          (a)  The Board may delegate administration of the Plan to a Committee or Committees of one (1) or more members of the Board, and the term "Committee" shall apply to any person or persons to whom such authority has been delegated. If administration is delegated to a Committee, the Committee shall have, in connection with the administration of the Plan, the powers theretofore possessed by the Board, including the power to delegate to a subcommittee any of the administrative powers the Committee is authorized to exercise (and in this Plan to the Board shall thereafter be to the Committee or subcommittee), subject, however, to such resolutions, not inconsistent with the provisions of the Plan, as may be adopted from time to time by the Board. The Board may abolish the Committee at any time and revest in the Board the administration of the Plan.

          (b)  At such time as the Common Stock is publicly traded, in the discretion of the Board, a Committee may consist solely of two or more Outside Directors, in accordance with Section 162(m) of the Code, and/or solely of two or more Non-Employee Directors, in accordance with Rule 16b-3. Within the scope of such authority, the Board or the Committee may (1) delegate to a committee of one or more members of the Board who are not Outside Directors the authority to grant Options to eligible persons who are either (a) not then Covered Employees and are not expected to be Covered Employees at the time of recognition of income resulting from such Stock Award or (b) not persons with respect to whom the Company wishes to comply with Section 162(m) of the Code and/or (2) delegate to a committee of one or more members of the Board who are not Non-Employee Directors the authority to grant Options to eligible persons who are not then subject to Section 16 of the Exchange Act.

        13.4    Effect of Board's Decision.    All determinations, interpretations and constructions made by the Board in good faith shall not be subject to review by any person and shall be final, binding and conclusive on all persons.

14.    ADJUSTMENT FOR CHANGES IN CAPITALIZATION.

        14.1    In the event of any change in the number of outstanding Shares by reason of any stock dividend, stock split, reorganization, recapitalization, merger, exchange of shares or other similar corporate change, such reasonable adjustments may be made in the Plan, the Agreements and the Options granted hereunder (including the Option Price) as the Board shall, in its sole discretion, determine are necessary or appropriate to ensure the Optionees, to the extent possible, reasonable rights with equal value, including, if necessary, an adjustment in the number of Shares and in the Option Prices applicable to Options then outstanding and in the number of Shares which are reserved for issuance under the Plan. Any such adjustment shall be conclusive and binding for all purposes of the Plan.

        14.2    Unless otherwise determined by the Board, upon the dissolution or liquidation of the Company the Options granted under the Plan shall terminate and thereupon become null and void. Upon any merger or consolidation, if the Company is not the surviving corporation, or if the Company is the surviving corporation in a "triangular merger" transaction with a subsidiary of a "parent corporation" (as such term is defined and used in Section 175 and Section 1101 of the California General Corporation Law), then with respect to Options held by persons whose employment or consulting relationship with the Company or any Group Company has not terminated, the vesting of such Options (and, if applicable, the time during which such Options may be exercised) shall be accelerated in full, and the Options shall terminate if not exercised (if applicable) at or prior to such event. With respect to any other Options outstanding under the Plan, such Options shall terminate if not exercised (if applicable) prior to such event.

15.    NO COMMITMENTS VIS-À-VIS ELIGIBLE EMPLOYEES, CONSULTANTS OR OPTIONEES.

        15.1    The status as an eligible Employee or Consultant of any person shall not be construed as a commitment that any Option will be granted under the Plan to such eligible Employee or Consultant, or to eligible Employees or Consultants generally.

        15.2    Nothing in the plan or in any Agreement or related documents shall confer upon any Employee, Consultant or Optionee any right to continue in the employment or service of the Company or any Group Company or constitute any contract of employment or consulting relationship or affect any right which the Company or any Group Company may have to change such person's remuneration, other benefits, job responsibilities or title, or to terminate the employment or consulting relationship of such person with or without cause. Options and/or Shares granted to an Optionee under the Plan are not and shall not be considered to be a remuneration for work performed bush such Optionee under his contract of employment with the Company or any Group Company.

16.    TAX WITHHOLDING.

        No Shares shall be granted or sold under the Plan to any Optionee until the Optionee has made arrangements acceptable to the Company or to the Board for the satisfaction of federal, state, local and foreign income tax, social security tax and any other applicable withholding obligations including, without limitation, obligations incident to the receipt of Shares under the Plan or the receipt of an Option pursuant to the Plan or to the failure to satisfy the conditions for treatment as incentive stock options under applicable tax law. Upon exercise of an Option, the Company at its option may withhold from the Optionee or require the Optionee to surrender cash or Shares sufficient to satisfy the minimum applicable federal, state, local and foreign income tax, social security tax and any other minimum applicable withholding obligations as well as any capital duty and transfer or other similar duty payable in respect of payment of the Option Price or for the Shares.

17.    OTHER BENEFITS AND COMPENSATION PROGRAMS.

        Payments and other benefits received by an Optionee under the Plan or under an Option granted pursuant to the Plan shall not be deemed a part of an Optionee's regular, recurring compensation for purposes of the termination, indemnity or severance pay law of any country and shall not be included in, nor have any effect on, the determination of benefits under any other employee benefit plan, contract or similar arrangement provided by the Company or a Group Company, unless expressly so provided by such other plan, contract or arrangement, or unless the Board expressly determines that an Option or portion of an Option should be included to reflect competitive compensation practices or to recognize that an Option has been granted in lieu of a portion of competitive cash compensation.

18.    UNFUNDED PLAN.

        The Plan shall be unfunded and the Company shall not be required to segregate any assets that may at any time be represented by Options under the Plan. Neither the Company, its Group Companies, the Committee, nor the Board shall be deemed to be a trustee of any amounts to be paid under the Plan nor shall anything contained in the Plan or any action taken pursuant to its provisions create or be construed to create a fiduciary relationship between the Company and/or its Group Companies, and an Optionee. To the extent that any person acquires a right to receive an Option or Shares under the Plan, such right shall be no greater than the right of an unsecured general creditor of the Company.

19.    LIMITS OF LIABILITY, INDEMNIFICATION.

        19.1    Any liability of the Company to any Optionee with respect to an Option shall be based solely upon the contractual obligations created by the Plan and the Agreement.

        19.2    Except as may be required by law, neither the Company nor any member of the Board or of the Committee, nor any other person participating in any determination of any question under the Plan, or in the interpretation, administration or application of the Plan, shall have any liability to any party for any action taken, or not taken, under the Plan.

        19.3    Each person who is or shall have been a member of the Committee or of the Board, and any other person to whom the Board delegates authority under the Plan, shall be indemnified and held harmless by the Company, to the extent permitted by law, against and from any loss, cost, liability or expense that may be imposed upon or reasonably incurred by such person in connection with or resulting from any claim, action, suit or proceeding to which such person may be a party or in which such person may be involved by reason of any action taken or failure to act, made in good faith, under the Plan and against and from any and all amounts paid by such person in settlement thereof with the Company's approval, or paid by such person in satisfaction of any judgment in any such action, suit or proceeding against such person, provided such person shall give the Company an opportunity, at the Company's expense, to handle and defend the same before such person undertakes to handle and defend it on such person's own behalf.

20.    COMPLIANCE WITH APPLICABLE LEGAL REQUIREMENTS.

        No Options shall be granted and no Shares distributable pursuant to the Plan or to an Agreement shall be issued and delivered unless the granting of such Options respectively the issuance and delivery of such Shares complies with all applicable legal requirements including, without limitation, with the provisions of any applicable national or state securities laws, and the requirements of the stock exchanges, if any, on which the Shares may, from time to time, be listed.

21.    GENDER AND NUMBER.

        Except when otherwise indicated by the context, reference to the masculine gender shall include, when used, the feminine gender and any term used in the singular shall also include the plural.

22.    PARTIAL INVALIDITY.

        In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

OTHER MATTERS

        The Board of Supervisory Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

                      By Order of the Board of Supervisory Directors

                      Joel A. Elftmann
                      Supervisory Director

November 1, 2002

        The SEC has adopted rules that permit companies and intermediaries (e.g. brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more shareholders sharing the same address by delivering a single proxy statement addressed to those shareholders. This process, which is commonly referred to as "householding," potentially means extra convenience for shareholders and cost savings for companies.

        This year, a number of brokers with account holders who are our shareholders will be "householding" our proxy materials. A single proxy statement will be delivered to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker that they will be "householding" communications to your address, "householding" will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in "householding" and would prefer to receive a separate proxy statement and annual report, please notify your broker or direct your written request to Julie Carlson, Metron Technology N.V., 1350 Old Bayshore Highway, Suite 210, Burlingame, California 94010, USA. Shareholders who currently receive multiple copies of the proxy statement at their address and would like to request "householding" of their communications should contact their broker.

        A copy of the Company's Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended May 31, 2002 is available without charge upon written request to: Julie Carlson, Metron Technology N.V., 1350 Old Bayshore Highway, Suite 210, Burlingame, California 94010, USA.

METRON TECHNOLOGY N.V.
PROXY SOLICITED BY THE BOARD OF SUPERVISORY DIRECTORS
FOR THE ANNUAL GENERAL MEETING OF SHAREHOLDERS
TO BE HELD ON NOVEMBER 26, 2002

        The undersigned hereby appoints Edward D. Segal and Peter V. Leigh, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of Metron Technology N.V. which the undersigned may be entitled to vote at the Annual General Meeting of Shareholders of Metron Technology N.V. to be held at the law offices of Nauta Dutilh, Prinses Irenestraat 59, 1077 WV Amsterdam, The Netherlands, on Tuesday, November 26, 2002 at 5:30 p.m. (local time), and at any and all postponements, continuations and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.

        UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED IN PROPOSALS 1 AND 2 AND FOR PROPOSALS 3, 4, 5, 6, 7, 8, 9, 10 AND 11, AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH.

SUBMIT YOUR PROXY TO VOTE BY FACSIMILE.    To submit your proxy to vote by facsimile, please follow these three easy steps: (1) read the accompanying Proxy Statement and Proxy Card, (2) complete, sign, and date the Proxy Card, and (3) fax the completed, signed, and dated Proxy Card to (303) 262-0700. Your facsimile transmission must be received prior to 8:30 a.m. Pacific Standard Time on November 26, 2002.

SUBMIT YOUR PROXY TO VOTE BY MAIL.    To submit your proxy to vote by mail, please follow these three easy steps: (1) read the accompanying Proxy Statement and Proxy Card, (2) complete, sign, and date the Proxy Card, and (3) mail the completed, signed, and dated Proxy Card in the enclosed return envelope which is postage prepaid if mailed in the United States.

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THE SUPERVISORY BOARD RECOMMENDS A VOTE FOR THE NOMINEES FOR SUPERVISORY DIRECTOR AND MANAGING DIRECTOR LISTED BELOW.

PROPOSAL 1:	To elect supervisory directors to hold office until the next Annual General Meeting of Shareholders and until their successors are elected.
☐	FOR all nominees listed below (except as marked to the contrary below).	☐	WITHHOLD AUTHORITY to vote for all nominees listed below.
Nominees:	Robert R. Anderson, James E. Dauwalter, Joel A. Elftmann, Bruce M. Jaffe and Sho Nakanuma.
To withhold authority to vote for any nominee(s), write such nominee(s)' name(s) below:

PROPOSAL 2:	To elect managing directors to serve until suspended or dismissed by the shareholders or by the Supervisory Board.
☐	FOR the nominees listed below (except as marked to the contrary below).	☐	WITHHOLD AUTHORITY to vote for the nominees listed below.
Nominees:	Dennis R. Riccio and John W. Mathews.
To withhold authority to vote for any nominee(s), write such nominee(s)' name(s) below:

(Continued and to be signed on other side)

(Continued from other side)

THE SUPERVISORY BOARD RECOMMENDS A VOTE FOR PROPOSALS 3, 4, 5, 6, 7, 8, 9, 10 AND 11.

PROPOSAL 3:	To approve the Company's Amended and Restated Employee Stock Option Plan, as amended, to increase the aggregate number of common shares authorized for issuance under such plan by 1,000,000 shares.
☐	FOR	☐	AGAINST	☐	ABSTAIN
PROPOSAL 4:
To approve the Company's Amended and Restated Employee Stock Option Plan, as amended, to limit the periods during which stock options may be granted under the plan and to restrict certain sales of the Company's common shares in or from within The Netherlands.
☐	FOR	☐	AGAINST	☐	ABSTAIN
PROPOSAL 5:	To approve the amendment to the Option Plan to provide for grants of restricted share awards.
☐	FOR	☐	AGAINST	☐	ABSTAIN
PROPOSAL 6:	To approve the adoption of the Annual Accounts ("jaarrekening") of the Company for the fiscal year ended May 31, 2002.
☐	FOR	☐	AGAINST	☐	ABSTAIN
PROPOSAL 7:
To ratify the selection (a) PricewaterhouseCoopers N.V. as statutory auditors of the Annual Accounts ("jaarrekening") of the Company for the fiscal year ending May 31, 2003 and (b) PricewaterhouseCoopers LLP as independent accountants of the Company for its fiscal year ending May 31, 2003.
☐	FOR	☐	AGAINST	☐	ABSTAIN
PROPOSAL 8:	To approve the preparation of the Company's Annual Report for the fiscal year ended May 31, 2002 in the English language.
☐	FOR	☐	AGAINST	☐	ABSTAIN
PROPOSAL 9:
To authorize the Managing Board, on behalf of the Company, for a period of eighteen months after the date of the Annual Meeting, to repurchase outstanding common shares of the Company from time to time at a price per share not to exceed 130% of the closing price of the Company's common shares as quoted on the NASDAQ National Market System (or other comparable exchange) for the day prior to the date of the repurchase (the "stock market price") or to be less than 70% of their stock market price, provided that (i) for the purposes of repurchases at cost by the Company from current or former employees of or consultants to the Company pursuant to repurchase rights exercisable by the Company upon the termination of such employment or consulting relationship, the foregoing limitation on the price per share payable by the Company will not apply, and the price per share payable by the Company in such repurchases at cost will be the repurchase price specified in the Option Plan or in the agreements governing the original grant or sale (as the case may be) of the shares to be repurchased to the current or former employee of or consultant to the Company, (ii) the number of common shares of the Company so repurchased, when combined with all common shares of the Company held by the Company or its subsidiaries, does not exceed ten percent (10%) of the number of issued common shares of the Company and (iii) the repurchase is in compliance with the other statutory limitations pursuant to Article 9 of the Company's articles of association and the relevant provisions under Dutch law.
☐	FOR	☐	AGAINST	☐	ABSTAIN
PROPOSAL 10:	To approve the transfer to the Company by FSI of 1,154,492 of the Company's common shares.
☐	FOR	☐	AGAINST	☐	ABSTAIN
PROPOSAL 11:	To ratify the prior transfer to the Company by Entegris of 1,125,000 of the Company's common shares and the actions of the Managing Board taken in connection with such transfer.
☐	FOR	☐	AGAINST	☐	ABSTAIN
Dated
SIGNATURE(S)

Please sign exactly as your name appears hereon. If the shares are registered in the names of two or more persons, each should sign. Executors, administrators, trustees, guardians and attorneys-in-fact should add their titles. If signer is a corporation, please give full corporate name and have a duly authorized officer sign, stating title. If signer is a partnership, please sign in partnership name by authorized person.

Please vote, date and promptly return this proxy by facsimile as described above or in the enclosed return envelope which is postage prepaid if mailed in the United States.

QuickLinks

PROXY STATEMENT FOR ANNUAL GENERAL MEETING OF SHAREHOLDERS
PROPOSAL 1 ELECTION OF SUPERVISORY DIRECTORS
REPORT OF THE AUDIT COMMITTEE OF THE SUPERVISORY BOARD(1)
PROPOSAL 2 ELECTION OF MANAGING DIRECTORS
PROPOSAL 3 APPROVAL OF AMENDMENT TO THE AMENDED AND RESTATED EMPLOYEE STOCK OPTION PLAN TO INCREASE THE NUMBER OF SHARES RESERVED FOR ISSUANCE
PROPOSAL 4 APPROVAL OF AMENDMENTS TO THE AMENDED AND RESTATED EMPLOYEE STOCK OPTION PLAN TO LIMIT THE PERIODS DURING WHICH STOCK OPTIONS MAY BE GRANTED AND TO RESTRICT CERTAIN SALES OF COMMON SHARES IN OR FROM WITHIN THE NETHERLANDS
PROPOSAL 5 APPROVAL OF AMENDMENT TO THE AMENDED AND RESTATED EMPLOYEE STOCK OPTION PLAN TO PROVIDE FOR THE GRANT OF RESTRICTED SHARE AWARDS
PROPOSAL 6 APPROVAL OF ANNUAL ACCOUNTS
PROPOSAL 7 RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS
PROPOSAL 8 APPROVAL OF THE PREPARATION OF THE ANNUAL REPORT IN ENGLISH
PROPOSAL 9 AUTHORIZATION TO PURCHASE ADDITIONAL OUTSTANDING COMMON SHARES
PROPOSAL 10 APPROVAL OF TRANSFER TO THE COMPANY OF COMMON SHARES HELD BY FSI INTERNATIONAL, INC.
PROPOSAL 11 RATIFICATION OF PRIOR TRANSFER OF COMMON SHARES TO THE COMPANY
THE SUPERVISORY BOARD RECOMMENDS A VOTE IN FAVOR OF PROPOSAL 11.
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
EXECUTIVE COMPENSATION
SUMMARY COMPENSATION TABLE
OPTION/SAR GRANTS IN FISCAL 2002
Aggregated Option/SAR Exercises in Last Fiscal Year, and Fiscal Year-End Option/SAR Values
REPORT OF THE COMPENSATION COMMITTEE OF THE SUPERVISORY BOARD ON EXECUTIVE COMPENSATION(1)
COMPARISON OF 30 MONTH CUMULATIVE TOTAL RETURN* AMONG METRON TECHNOLOGY N.V., THE S & P SMALLCAP 600 INDEX AND A PEER GROUP
CERTAIN TRANSACTIONS
APPENDIX A METRON TECHNOLOGY N.V. EMPLOYEE STOCK OPTION PLAN Amended and Restated Effective October 13, 1999 Amended by the Supervisory Board April 13, 2000 Amendment Approved by Shareholders November 21, 2000 Amended by the Supervisory Board July 15, 2001 Amendment Approved by Shareholders October 30, 2001
OTHER MATTERS